                                                                     EXHIBIT 2.2



                                                                  EXECUTION COPY

                           ASSET PURCHASE AGREEMENT

                        DATED AS OF DECEMBER 27, 2002

                                    AMONG

                        TRIBUNE BROADCASTING COMPANY,

                         TRIBUNE DENVER RADIO, INC.,

                       ACME TELEVISION OF OREGON, LLC,

                   ACME TELEVISION LICENSES OF OREGON, LLC

                                     AND

                          ACME COMMUNICATIONS, INC.
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                                TABLE OF CONTENTS

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ARTICLE I  DEFINITIONS......................................................      1
   Section 1.1.  Definitions................................................      1

ARTICLE II  PURCHASE AND SALE OF PURCHASED ASSETS...........................      8
   Section 2.1.  Purchase and Sale of Purchased Assets......................      8
   Section 2.2.  Excluded Assets............................................      9
   Section 2.3.  Assumption of Liabilities..................................     10

ARTICLE III  PURCHASE PRICE AND CLOSING.....................................     13
   Section 3.1.  Closing Date...............................................     13
   Section 3.2.  Purchase Price.............................................     13
   Section 3.3.  Payment of the Closing Date Payment........................     13
   Section 3.4.  Closing Date Deliveries....................................     13
   Section 3.5.  Further Assurances.........................................     14
   Section 3.6.  Prorations and Adjustments.................................     14
   Section 3.7.  Purchase Price Adjustment..................................     16

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF THE ACME ENTITIES.............     16
   Section 4.1.  Organization...............................................     16
   Section 4.2.  Subsidiaries and Investments...............................     16
   Section 4.3.  Authority of the ACME Entities.............................     17
   Section 4.4.  Financial Statements.......................................     18
   Section 4.5.  Operations Since Balance Sheet Date........................     18
   Section 4.6.  No Undisclosed Liabilities.................................     19
   Section 4.7.  Taxes......................................................     20
   Section 4.8.  Sufficiency of Assets......................................     20
   Section 4.9.  Governmental Permits.......................................     21
   Section 4.10.  Real Property; Real Property Leases.......................     22
   Section 4.11.  Personal Property.........................................     23
   Section 4.12.  Personal Property Leases..................................     24
   Section 4.13.  Intellectual Property.....................................     24
   Section 4.14.  Intentionally Omitted.....................................     24
   Section 4.15.  Title to Purchased Assets.................................     24
   Section 4.16.  Employees.................................................     25
   Section 4.17.  Employee Relations........................................     25
   Section 4.18.  Contracts.................................................     26
   Section 4.19.  Status of Contracts.......................................     27
   Section 4.20.  No Violation, Litigation or Regulatory Action.............     27
   Section 4.21.  Insurance.................................................     28
   Section 4.22.  Employee Plans; ERISA.....................................     29
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                                TABLE OF CONTENTS
                                   (continued)

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   Section 4.23.  Environmental Protection..................................     29
   Section 4.24.  Insolvency Proceedings....................................     30
   Section 4.25.  Transactions with Affiliates..............................     31
   Section 4.26.  No Finder.................................................     31

ARTICLE V  REPRESENTATIONS AND WARRANTIES OF BUYER..........................     31
   Section 5.1.  Organization...............................................     31
   Section 5.2.  Authority of Buyer.........................................     31
   Section 5.3.  Litigation.................................................     32
   Section 5.4.  No Finder..................................................     32
   Section 5.5.  Qualifications as FCC Licensee.............................     32
   Section 5.6.  WARN Act...................................................     32

ARTICLE VI  ACTION PRIOR TO THE CLOSING DATE................................     33
   Section 6.1.  Investigation of the Business..............................     33
   Section 6.2.  Notice of Litigation.......................................     33
   Section 6.3.  FCC Consent; HSR Act Approval; Other Consents and Approvals     33
   Section 6.4.  Operations of the Station Prior to the Closing Date........     34
   Section 6.5.  Third Party Consents.......................................     37
   Section 6.6.  Environmental Site Assessment..............................     37
   Section 6.7.  Public Announcement........................................     37
   Section 6.8.  Interim Financial Statements...............................     37
   Section 6.9.  Administrative Violations..................................     38
   Section 6.10.  Bulk Sales Act............................................     38
   Section 6.11.  Adverse Developments......................................     38
   Section 6.12.  No Solicitation Covenant..................................     38
   Section 6.13.  Copies of FCC Applications................................     41
   Section 6.14.  Estoppel Certificates / Non-Disturbance Agreement.........     41
   Section 6.15.  Title Examination; Title Insurance; Surveys...............     41
   Section 6.16.  Personal Property Leases..................................     41
   Section 6.17.  Lien Removal..............................................     42

ARTICLE VII  ADDITIONAL AGREEMENTS..........................................     42
   Section 7.1.  Taxes; Sales, Use and Transfer Taxes.......................     42
   Section 7.2.  Employees; Employee Benefit Plans..........................     43
   Section 7.3.  Control of Operations Prior to Closing Date................     45
   Section 7.4.  Tax-Free Exchange..........................................     45
   Section 7.5.  Covenant Not to Compete or Solicit Business................     46
   Section 7.6.  Accounts Receivable........................................     47
   Section 7.7.  The Daily Buzz.............................................     48
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                                       ii
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                                TABLE OF CONTENTS
                                   (continued)

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ARTICLE VIII  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER..................     48
   Section 8.1.  No Misrepresentation or Breach of Covenants and Warranties.     48
   Section 8.2.  No Restraint or Litigation.................................     48
   Section 8.3.  FCC Consent................................................     49
   Section 8.4.  Closing Documents..........................................     49
   Section 8.5.  Third Party Consents.......................................     49
   Section 8.6.  Closing of KPLR Transaction................................     49

ARTICLE IX  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACME ENTITIES........     49
   Section 9.1.  No Misrepresentation or Breach of Covenants and Warranties.     50
   Section 9.2.  No Restraint or Litigation.................................     50
   Section 9.3.  FCC Consent................................................     50
   Section 9.4.  Closing Documents..........................................     50
   Section 9.5.  Closing of KPLR Transaction................................     50

ARTICLE X  INDEMNIFICATION..................................................     51
   Section 10.1.  Indemnification by the ACME Entities......................     51
   Section 10.2.  Indemnification by Buyer..................................     52
   Section 10.3.  Notice of Claims..........................................     53
   Section 10.4.  Third Person Claims.......................................     53
   Section 10.5.  Limitations...............................................     54

ARTICLE XI  TERMINATION AND REMEDIES........................................     55
   Section 11.1.  Termination...............................................     55
   Section 11.2.  Notice of Termination.....................................     56
   Section 11.3.  Effect of Termination.....................................     56
   Section 11.4.  Liquidated Damages Not a Penalty..........................     57

ARTICLE XII  GENERAL PROVISIONS.............................................     57
   Section 12.1.  Survival of Representations, Warranties and Obligations...     57
   Section 12.2.  Confidential Nature of Information........................     57
   Section 12.3.  Governing Law.............................................     58
   Section 12.4.  Notices...................................................     58
   Section 12.5.  Successors and Assigns....................................     59
   Section 12.6.  Access to Records after Closing...........................     59
   Section 12.7.  Entire Agreement; Amendments..............................     60
   Section 12.8.  Interpretation............................................     60
   Section 12.9.  Waivers...................................................     60
   Section 12.10.  Expenses.................................................     60
   Section 12.11.  Partial Invalidity.......................................     61
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                                      iii
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                                TABLE OF CONTENTS
                                   (continued)

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   Section 12.12.  Execution in Counterparts................................     61
   Section 12.13.  Risk of Loss; Damage to Facilities.......................     61
   Section 12.14.  No Third Party Beneficiaries.............................     62
   Section 12.15.  Confidentiality Agreement................................     62
   Section 12.16.  Performance by Sellers...................................     62
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                                       iv

                            ASSET PURCHASE AGREEMENT

            THIS ASSET PURCHASE AGREEMENT, dated as of December 27, 2002 (this "Agreement"), is made and entered into by and among Tribune Broadcasting Company, a Delaware corporation ("TBC"), Tribune Denver Radio, Inc., a Delaware corporation ("Tribune Denver" and together with TBC, "Buyer"), ACME Television of Oregon, LLC, a Delaware limited liability company ("ACME Oregon" and a "Seller"), ACME Television Licenses of Oregon, LLC, a Delaware limited liability company ("ACME Oregon Licensee" and a "Seller"), and ACME Communications, Inc., a Delaware corporation ("Parent" and each of Parent, ACME Oregon and ACME Oregon Licensee being an "ACME Entity" and collectively, the "ACME Entities").

                              W I T N E S S E T H :

            WHEREAS, Sellers are engaged in the business of owning and operating television broadcast station KWBP-TV, Channel 32 in Portland, Oregon (the "Station");

            WHEREAS, Parent indirectly owns, beneficially and of record, all of the membership units of ACME Oregon and ACME Oregon Licensee;

            WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, substantially all of the assets, properties and business relating to the Station, all on the terms and subject to the conditions set forth herein (the "KWBP Purchase");

            WHEREAS, concurrently herewith, TBC, Parent and ACME Television, LLC have entered into a Stock Purchase Agreement (the "KPLR Stock Purchase Agreement"), dated as of the date of this Agreement, pursuant to which TBC has agreed to purchase all of the issued and outstanding shares of capital stock of ACME Television Holdings of Missouri, Inc. ("ACME Television Missouri") which, directly and through its subsidiaries, is engaged in the business (the "KPLR Business") of owning and operating television broadcast station KPLR-TV, Channel 11 in St. Louis, Missouri (such station being "KPLR" and such transaction being the "KPLR Purchase"); and

            WHEREAS, the consummation of the KPLR Purchase and KWBP Purchase are both conditioned upon the consummation of the other, each as set forth in the Stock Purchase Agreement and this Agreement, respectively.

            NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed among Buyer and the ACME Entities as follows:

                                    ARTICLE I

                                   DEFINITIONS

            SECTION 1.1. DEFINITIONS. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms, including any reference to "Sellers" shall include each Seller individually and collectively and vice versa, and any reference to "Buyer" shall include each

Buyer individually and collectively, and vice versa, unless otherwise specified. Unless the context requires otherwise, references herein (i) to an agreement, instrument or other document mean such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement and (ii) to a statute mean such statute as amended from time to time and includes any successor legislation thereto.

            "ACCOUNTS RECEIVABLE" means the rights of Sellers as of the Closing Date to payment in cash for the sale of advertising time and other goods and services by the Station (including without limitation goods and services pursuant to any Barter Agreement or Trade Agreement and reimbursements for cooperative advertising) prior to the Closing Date.

            "ACME ANCILLARY AGREEMENTS" has the meaning specified in Section 4.3(a).

            "ACME ENTITY" has the meaning specified in the introductory paragraph hereof.

            "ACME GROUP MEMBER" means each ACME Entity and their Affiliates, directors, officers, managers, employees and agents and their respective successors and assigns.

            "ACME OREGON" has the meaning specified in the introductory paragraph hereof.

            "ACME OREGON LICENSEE" has the meaning specified in the introductory paragraph hereof.

            "ACME TELEVISION MISSOURI" has the meaning specified in the fourth recital hereof.

            "ADMINISTRATIVE VIOLATION" has the meaning specified in Section 6.9.

            "AFFILIATE" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

            "AGREED ACCOUNTING PRINCIPLES" means generally accepted accounting principles; provided that with respect to any matter as to which there is more than one generally accepted accounting principle, Agreed Accounting Principles means the generally accepted accounting principles applied in the preparation of the Balance Sheet; provided that, for purposes of the Agreed Accounting Principles, no known adjustments for items or matters, regardless of the amount thereof, shall be deemed to be immaterial.

            "ALTERNATIVE PROPOSAL" has the meaning specified in Section 6.12(a).

            "ASSUMED LIABILITIES" has the meaning specified in Section 2.3(a).

            "BALANCE SHEET" has the meaning specified in Section 4.4.

            "BALANCE SHEET DATE" has the meaning specified in Section 4.4.

            "BARTER AGREEMENTS" means contracts for the sale of time on the Station in exchange for programming.

            "BUSINESS" has the meaning specified in Section 2.1.

            "BUYER" has the meaning specified in the introductory paragraph hereof.

            "BUYER ANCILLARY AGREEMENTS" has the meaning specified in Section 5.2(a)

            "BUYER GROUP MEMBER" means TBC and Tribune Denver, their Affiliates, directors, officers, managers, employees and agents and their respective successors and assigns.

            "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601 et seq.

            "CLAIM NOTICE" has the meaning specified in Section 10.3(a).

            "CLOSING" has the meaning specified in Section 3.1.

            "CLOSING DATE" has the meaning specified in Section 3.1.

            "CLOSING DATE ADJUSTMENTS" has the meaning specified in Section 3.6(a).

            "CLOSING DATE PAYMENT" has the meaning specified in Section 3.2.

            "CODE" means the Internal Revenue Code of 1986.

            "COMBINED ALTERNATIVE PROPOSAL" has the meaning specified in Section 6.12(a).

            "COMMUNICATIONS ACT" means the Communications Act of 1934.

            "CONFIDENTIALITY AGREEMENT" has the meaning specified in Section 12.15.

            "CONTAMINANT" means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, or any constituent of any such substance or waste.

            "DISPUTE DATE" has the meaning specified in Section 3.6(a).

            "EMPLOYEE PLANS" has the meaning specified in Section 4.22(a).

            "ENCUMBRANCE" means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other restrictions of any kind.

            "ENVIRONMENTAL CONDITIONS" means the state of the environment, including natural resources (e.g. flora and fauna), soil, surface water, groundwater, any drinking water supply, subsurface strata or ambient air.

            "ENVIRONMENTAL LAWS" means all applicable foreign, federal, state, district and local Laws, all applicable rules, policy statements and regulations promulgated thereunder, and all applicable orders, consent decrees, judgments, governmental notices, permits and governmental demand letters issued, promulgated or entered pursuant thereto, relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface, or subsurface strata), including, without limitation, (i) laws relating to emissions, discharges, releases or threatened releases of Hazardous Substances into the environment and (ii) laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of Hazardous Substances. Environmental Laws shall include, without limitation, CERCLA, RCRA, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Safe Drinking Water Act, the Clean Air Act, the Occupational Safety and Health Act, and all analogous laws promulgated or issued by any Governmental Body that are enacted and currently in effect.

            "ERISA" means the Employee Retirement Income Security Act of 1974.

            "ERISA AFFILIATE" means any Person which is (or at any relevant time was) a member of a controlled group of corporations within the meaning of Code
Section 414(b), any trade or business which is under common control within the meaning of Code Section 414(c), and any affiliated service group, within the meaning of Code Section 414(m) or (o), of which an ACME Entity is (or at any relevant time was) a member.

            "ESCROW AGENT" means Bank One, National Association.

            "ESCROW DEPOSIT" means the sum of Five Hundred Thousand Dollars ($500,000), which is being deposited by Buyer or the qualified intermediary referred to in Section 7.4 with the Escrow Agent within two business (2) days of the date hereof to secure the obligation of Buyer to close under this Agreement, with such deposit being held by the Escrow Agent in accordance with the Escrow Agreement executed among Buyer, the ACME Entities and Escrow Agent on the date hereof.

            "ESTIMATED PRORATIONS" has the meaning specified in Section 3.6(a).

            "ESTIMATED PRORATIONS CERTIFICATE" has the meaning specified in
Section 3.6(a).

            "ESTIMATED PURCHASE PRICE" has the meaning specified in Section 3.3.

            "EXCLUDED ASSETS" has the meaning specified in Section 2.2.

            "EXCLUDED LIABILITIES" has the meaning specified in Section 2.3(b).

            "EXPENSE" means any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable out-of-pocket fees and disbursements of: legal counsel; investigators; expert witnesses; consultants; accountants; and other professionals), provided that, with respect to non-third Person claims, the term "Expense" shall only include the foregoing expenses and fees if the Indemnified Party is otherwise successful in obtaining such indemnification pursuant to Article X of this Agreement.

            "FCC" means the Federal Communications Commission.

            "FCC CONSENT" means action by the FCC granting its consent to the assignment to Buyer or its Affiliates of the Station Licenses as contemplated by this Agreement pursuant to appropriate applications filed by the parties with the FCC.

            "FINAL ORDER" shall mean an action by the FCC upon any application for FCC Consent filed by the parties hereto for FCC consent, approval or authorization, which action has not been reversed, stayed, enjoined, set aside, annulled or suspended, and with respect to which action, no protest, petition to deny, petition for rehearing or reconsideration, appeal or request for stay is pending, and as to which action the time for filing of any such protest, petition, appeal or request and any period during which the FCC may reconsider or review such action on its own authority has expired.

            "GOVERNMENTAL BODY" means any foreign, federal, state or local governmental authority or regulatory body, including the FCC.

            "GOVERNMENTAL PERMITS" has the meaning specified in Section 4.9(a).

            "HAZARDOUS MATERIALS" means all pollutants, contaminants, chemicals, wastes, and any other carcinogenic, ignitable, corrosive, reactive, toxic, infectious, radioactive or otherwise hazardous substances or materials (whether solids, liquids or gases) subject to regulation, control or remediation under Environmental Laws but excluding materials occurring naturally at or about any Station Property. By way of example only, the term Hazardous Materials includes petroleum, urea formaldehyde, flammable, explosive and radioactive materials, PCBs, pesticides, herbicides, asbestos, acids, metals, solvents and waste waters.

            "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

            "INDEMNIFIED PARTY" has the meaning specified in Section 10.3(a).

            "INDEMNITOR" has the meaning specified in Section 10.3(a).

            "INTELLECTUAL PROPERTY" has the meaning specified in Section
4.13(a).

            "KNOWLEDGE OF THE ACME ENTITIES" (or any similar phrase or derivation thereof) means, as to a particular matter, the actual knowledge that exists after reasonable inquiry of the following persons: (i) with respect to
Parent: Chief Executive Officer, President and Chief Operating Officer, Chief Financial Officer and Controller and (ii) with respect to the Station: General Manager, Chief Engineer, General Sales Manager and Business Manager.

            "KPLR" has the meaning specified in the fourth recital hereof.

            "KPLR BUSINESS" has the meaning specified in the fourth recital hereof.

            "KPLR PURCHASE" has the meaning specified in the fourth recital hereof.

            "KPLR STOCK PURCHASE AGREEMENT" has the meaning specified in the fourth recital hereof.

            "KWBP PURCHASE" has the meaning specified in the third recital hereof.

            "LIABILITY" means any and all claims, debts, liabilities, obligations and commitments of any nature whatsoever, whether known or unknown, asserted or unasserted, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated or due or to become due, whenever or however arising (including those arising out of any contract or tort, whether based in negligence, strict liability or otherwise) and whether or not the same would be required by generally accepted accounting principles to be reflected as a liability in financial statements or disclosed in the notes thereto.

            "LOSS" means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges.

            "MATERIAL ADVERSE EFFECT" means any change or effect, individually or in the aggregate, that is materially adverse to the business, operations, properties or condition (financial or otherwise) of the Station, the Business or the Purchased Assets or on the ability of the ACME Entities to consummate the transactions contemplated hereby, other than changes relating to generally applicable economic conditions or the television broadcasting industry in general.

            "OSHA" means the Occupational Safety and Health Act, 29 U.S.C. Sections 651 et seq.

            "PARENT" has the meaning specified in the introductory paragraph hereof.

            "PERMITTED ENCUMBRANCE" means (a) liens for Taxes, assessments or other governmental charges which are not yet due and payable, (b) easements, servitudes, rights-of-way, covenants, consents, conditions, reservations, encroachments, minor defects or irregularities in title, variations and other restrictions affecting the use of any Station Property listed on Schedule 4.10 which in the aggregate do not materially impair the use of the Purchased Assets for the purposes for which they are or may reasonably be expected to be held,
(c) liens for mechanics, materialmen's and similar encumbrances with respect to any amounts not yet due and payable and (d) Encumbrances securing payments not yet due and payable under the leases set forth in Schedule 4.12.

            "PERSON" means any person, employee, individual, corporation, limited liability company, partnership, trust, or any other non-governmental entity or any governmental or regulatory authority or body.

            "PURCHASED ASSETS" has the meaning specified in Section 2.1.

            "PURCHASE PRICE" has the meaning specified in Section 3.2.

            "RCRA" means the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq.

            "REAL PROPERTY" has the meaning specified in Section 4.10(a).

            "REAL PROPERTY LEASES" has the meaning specified in Section 4.10(c).

            "RELEASE" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or property.

            "REQUIREMENTS OF LAW" means any foreign, federal, state or local law, rule or regulation, Governmental Permit or other binding determination of any Governmental Body.

            "SELLER(S)" has the meaning specified in the introductory paragraph hereof.

            "STATION" has the meaning specified in the first recital hereof.

            "STATION AGREEMENTS" has the meaning specified in Section 4.19.

            "STATION EMPLOYEES" has the meaning specified in Section 4.16(a).

            "STATION LICENSES" has the meaning specified in Section 2.1(a).

            "STATION PROPERTY" means any real or personal property, plant, building, facility, structure, underground storage tank, equipment or unit, or other asset owned, leased or operated by Sellers and used in the Business.

            "SUPERIOR PROPOSAL" has the meaning specified in Section 6.12(c).

            "TAX" (and, with correlative meaning, "TAXES" and "TAXABLE") means any federal, state, local or foreign net income, alternative or add-on minimum, gross income, franchise, gross receipts, property, sales, use, transfer, gains, license, excise, employment, payroll, withholding or minimum tax, value added, stamp, environmental or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Body.

            "TAX RETURN" means any return, declaration, report or other statement, or any other similar filing required to be submitted to any Governmental Body with respect to any Tax.

            "TBC" has the meaning specified in the introductory paragraph hereof.

            "TIME SALES AGREEMENTS" means contracts for the sale of time on the Station for cash.

            "TRADE AGREEMENTS" means contracts for the sale of time on the Station in exchange for merchandise or services used or useful for the benefit of the Station, excluding Barter Agreements.

            "TRANSFERRED EMPLOYEES" has the meaning specified in Section 7.2(b).

            "TRIBUNE DENVER" has the meaning specified in the introductory paragraph hereof.

            "VALUATION DATE" means the close of business on the last business day prior to the Closing Date.

                                   ARTICLE II

                      PURCHASE AND SALE OF PURCHASED ASSETS

            SECTION 2.1. PURCHASE AND SALE OF PURCHASED ASSETS. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Sellers shall, and Parent shall cause Sellers to, sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from Sellers, free and clear of all Encumbrances (except for Permitted Encumbrances), all of the assets, properties and business of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned or held by Sellers relating to the Station and the business of the Station (the "Business") as the same shall exist on the Closing Date (excepting the Excluded Assets) (herein collectively referred to as the "Purchased Assets"), including, without limitation, all right, title and interest of Sellers in, to and under:

            (a) All licenses, permits, permissions and other authorizations issued to Sellers for the operation of the Station by the FCC or any other Governmental Body, including, but not limited to, the Station's digital television (DTV) license and those other licenses, permits, permissions and other authorizations listed on Schedule 4.9(a) and the right to use the Station's call sign, and all applications for modification, extension or renewal thereof, and any pending applications for any new licenses, permits, permissions or authorizations pending on the Closing Date with respect to the Station, including, but not limited to, those listed on Schedule 4.9(a) (the "Station Licenses");

            (b) The Real Property described in Schedule 4.10(a) and any option, right or contract to purchase, lease, possess or occupy real property described in Schedule 4.10(a) or (c);

            (c) All machinery, equipment (including cameras, computers and office equipment), auxiliary and translator facilities, transmitting towers, transmitters, broadcast equipment, antennae, supplies, inventory (including all films, programs, records, tapes, recordings, compact discs, cassettes, spare parts and equipment), advertising and promotional materials, engineering plans, records and data, vehicles, furniture and other personal property owned by Sellers used in or relating to the Station or the Business, including, without limitation, the items listed or referred to in Schedule 4.11;

            (d) Subject to Section 6.16, the leased Personal Property listed in
Schedule 4.12 and the agreements under which such Personal Property is so leased;

            (e) The Intellectual Property;

            (f) All Station Agreements (other than those listed on Schedule 2.2(g)) and any other contract, agreement or understanding (evidenced in writing) entered into by Sellers in respect of the Business which (A) is of the nature described in subsection (ii), (iii), (iv) or (vi) of Section 4.18 but which, by virtue of its specific terms, is not required to be listed in Schedule
4.18 or (B) is entered into after the date hereof consistent with the provisions of Section 6.4 of this Agreement;

            (g) All advertising customer lists, mailing lists, processes, trade secrets, know-how and other proprietary or confidential information used in or relating to the Business;

            (h) All of Sellers' rights, claims or causes of action against third Persons arising under warranties from manufacturers, vendors and others in connection with the assets, properties, business or operations of the Business or the Station arising out of transactions occurring prior to the Closing Date, provided that such rights, claims or causes of action shall constitute Excluded Assets to the extent they relate to the other Excluded Assets and Excluded Liabilities pursuant to Section 2.2(d);

            (i) All prepaid rentals and other prepaid expenses (except for prepaid insurance) arising from payments made by Sellers in the ordinary course of the operation of the Business prior to the Closing Date for goods or services where such goods or services have not been received at the Closing Date;

            (j) All jingles, slogans, commercials and other promotional materials used in or relating to the Station or the Business;

            (k) All books and records (including all computer programs used primarily in connection with the operation of the Business, the Purchased Assets or the Station) of Sellers relating to the assets, properties, business and operations of the Business, the Purchased Assets or the Station including, without limitation, all files, logs, programming information and studies, technical information and engineering data, news and advertising studies or consulting reports and sales correspondence; and

            (l) All other assets or properties not referred to above which are reflected on the Balance Sheet or acquired by Sellers in the ordinary course of the Business after the Balance Sheet Date but prior to Closing, except (i) any such assets or properties disposed of after the Balance Sheet Date in the ordinary course of the Business consistent with the terms of this Agreement and
(ii) Excluded Assets.

            SECTION 2.2. EXCLUDED ASSETS. Notwithstanding the foregoing, the Purchased Assets shall not include the following (herein referred to as the "Excluded Assets"):

            (a) All cash and cash equivalents (including any marketable securities or certificates of deposit) of Sellers;

            (b) All Accounts Receivable;

            (c) All claims, rights and interests of Sellers in and to any refunds for any Tax for which the ACME Entities are liable pursuant to Section 7.1;

            (d) Any rights, claims or causes of action of Sellers against third Persons relating to the assets, properties, business or operations of the Business which may arise in connection with the discharge by Sellers of the Excluded Liabilities or which relate to the other Excluded Assets;

            (e) All bonds held, contracts or policies of insurance and prepaid insurance with respect to such contracts or policies;

            (f) Each Seller's corporate seal, corporate minute books, stock record books, corporate records relating to incorporation, Tax Returns and related documents and supporting work papers and any other records relating thereto (other than real and personal property Taxes, assessments and levies imposed on the Purchased Assets);

            (g) Any contracts, agreements or understandings listed on Schedule 2.2(g);

            (h) Any trade name, trademarks, service marks or logos using or incorporating the name "ACME" or any variation or derivative thereof;

            (i) All records and documents relating to Excluded Assets or to liabilities other than Assumed Liabilities and not relating in any material respect to the Purchased Assets or the Assumed Liabilities;

            (j) Other than the Purchased Assets described in Section 2.1(h), all of Sellers' rights, claims or causes of action against third Persons relating to the assets, properties, business or operations of the Business or the Station arising out of transactions occurring prior to the Closing Date; and

            (k) All trusts, trust assets, trust accounts, reserves, insurance policies or other assets, including but not limited to, those listed in Schedule
4.22 and relating to employees or to funding the employee benefit plans, agreements or arrangements sponsored, maintained, contributed to, or administered by Sellers.

            SECTION 2.3. ASSUMPTION OF LIABILITIES.

            (a) Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Buyer shall deliver to Sellers an undertaking and assumption, pursuant to which Buyer shall assume and be obligated for, and shall agree to pay, perform and discharge in accordance with their terms, the following obligations and liabilities of Sellers (except to the extent such obligations and liabilities constitute Excluded Liabilities):

                  (i) all liabilities and obligations of Sellers to be paid or performed after the Closing Date under (A) the Station Agreements,
            (B) the leases, contracts and other agreements relating to the Business, the operation of the Station or the

            Purchased Assets to which a Seller is a party not required to be listed on Schedule 4.18, (C) the leases, contracts and other agreements entered into by Sellers with respect to the Business after the date hereof consistent with the terms of Section 6.4 of this Agreement and (D) all other liabilities and obligations relating to Buyer's operation or ownership of the Business and Purchased Assets after the Closing Date, except, in each case, (i) to the extent such liabilities and obligations, but for a breach or default by Sellers, would have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any such breach or default or (ii) to the extent such liabilities and obligations would be required to be reflected on a balance sheet as of the Valuation Date with respect to the Purchased Assets prepared in accordance with the Agreed Accounting Principles and were not so reflected in the Closing Date Adjustments in connection with the determination of the Purchase Price pursuant to
            Section 3.6; and

                  (ii) all liabilities in respect of any Tax for which Buyer is liable pursuant to Section 7.1.

            All of the foregoing to be assumed by Buyer hereunder are referred to herein as the "Assumed Liabilities."

            (b) Buyer shall not assume or be obligated for any of, and Sellers shall, and Parent shall cause Sellers to, solely retain, pay, perform, defend and discharge all of, liabilities or obligations of any and every kind whatsoever, direct or indirect, known or unknown, absolute or contingent, not expressly assumed by Buyer under Section 2.3(a) and, notwithstanding anything to the contrary in Section 2.3(a), none of the following (herein referred to as "Excluded Liabilities") shall be "Assumed Liabilities" for purposes of this
Agreement:

                  (i) All liabilities and obligations to be paid or performed and arising before the Closing Date in connection with the operation of the Station and the Business and the ownership of the Purchased Assets other than those obligations assumed by Buyer pursuant to
            Section 2.3(a);

                  (ii) Any Tax applicable to the ownership or operation of the
            Station, the Business or the Purchased Assets prior to the Closing Date;

                  (iii) Any liability or obligation in respect of indebtedness for borrowed money or any intercompany payable or other intercompany obligation, including pursuant to any agreement listed on Schedule
            4.8 or Schedule 4.25 (other than those related to Purchased Assets for goods or services provided to the Business by third Persons), of any Seller or any of their Affiliates;

                  (iv) All liabilities and obligations under Environmental Laws related to, associated with or arising out of (A) the occupancy, operation, use or control of any real property prior to the Closing Date or (B) the operation of the Business prior to the Closing Date, in each case to the extent existing prior to the Closing Date on, at or from (1) any such real property (including, without limitation, all facilities, improvements, structures and equipment thereon, surface water thereon or adjacent thereto and soil or groundwater thereunder) or any conditions whatsoever on, under or in such real property or (2) any real property or facility owned by a third Person at which Hazardous Materials generated by the Business were sent prior to the Closing Date;

                  (v) Any liabilities or obligations, whenever arising (i)
            related to, associated with or arising out of any pension, profit sharing, or welfare employee benefit plan or other employee benefit plan, program or arrangement providing any of the benefits described in 3(1) or 3(2) of ERISA, or providing any employment, consulting, severance, vacation, retirement, post-retirement, bonus, stay bonus, deferred compensation, incentive compensation, stock ownership, stock options, stock appreciation rights, stock purchase rights, phantom stock rights, insurance, worker's compensation, disability, unemployment, medical, or other benefit; and (ii) relating to any current, former or retired employees of the Business, including but not limited to those plans, programs or arrangements listed in
            Schedule 4.22 and the obligation to provide continuation coverage as defined in Section 4980B of the Code ("COBRA Coverage") to any employee of the Business arising on or prior to Closing;

                  (vi) Except as otherwise specifically set forth in this
            Agreement, any costs and expenses incurred by any Seller incident to its negotiation and preparation of this Agreement and its performance and compliance with the agreements and conditions contained herein;

                  (vii) Any of each Seller's liabilities or obligations under this Agreement or the ACME Ancillary Agreements;

                  (viii) Any liabilities or obligations to be paid or performed after the Closing Date in connection with the operation of the Station and the Business and the ownership of the Purchased Assets, to the extent such liabilities and obligations, but for a breach or default by Sellers, would have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any such breach or default.

                  (ix) Any liabilities or obligations relating to the Excluded
            Assets;

                  (x) Any liabilities or obligations arising out of or relating to the employment of employees or independent contractors of the Station or the Business prior to the Closing Date, including, without limitation, accrued salary, payroll and wages, accrued sick pay, accrued commissions, accrued "comp" time, accrued vacation time, and the proper classification of individuals providing services to Station or the Business as independent contractors or as employees, as the case may be;

                  (xi) Any obligations or liabilities relating to or arising out of any claims or pending litigation proceedings relating to the operations of the Business prior to the Closing Date; and

                  (xii) Subject to the terms of Section 6.2, any obligations or liabilities relating to the employment prior to the Closing Date and/or termination prior to the Closing Date by Sellers of any employees of the Station or the Business.

                                   ARTICLE III

                           PURCHASE PRICE AND CLOSING

            SECTION 3.1. CLOSING DATE. The purchase and sale of the Purchased Assets provided for in Section 2.1 (the "Closing") shall be consummated at 10:00 A.M., local time, on a date agreed upon by Sellers and Buyer, occurring within three (3) business days after the conditions set forth in Articles VIII and IX are satisfied or, if permissible, waived or such other date, as may be agreed upon by Sellers and Buyer, at the offices of Sidley Austin Brown & Wood, Bank One Plaza, 10 South Dearborn Street, Chicago, Illinois, or at such other place or at such other time as shall be agreed upon by Sellers and Buyer (such date and time being hereinafter called the "Closing Date").

            SECTION 3.2. PURCHASE PRICE. The purchase price for the Purchased Assets (the "Purchase Price") shall be $75,000,000 (the "Closing Date Payment") as adjusted by the prorations and adjustments provided for in Section 3.6. The Escrow Deposit shall be applied to the Purchase Price at the Closing.

            SECTION 3.3. PAYMENT OF THE CLOSING DATE PAYMENT. At Closing Buyer shall pay Sellers an amount equal to the Closing Date Payment, as adjusted by the Estimated Prorations pursuant to Section 3.6 as set forth in the Estimated Prorations Certificate (such Closing Date Payment as adjusted by the Estimated Prorations being the "Estimated Purchase Price"), and as reduced by the Escrow Deposit, by bank wire transfer of immediately available funds to such bank account or accounts designated by Sellers for such purpose not less than two (2) business days before the date such payment is required to be made.

            SECTION 3.4. CLOSING DATE DELIVERIES.

            (a) On the Closing Date, Sellers shall execute and deliver or cause to be delivered to Buyer (i) a bill of sale and assignment of Sellers conveying all of the Purchased Assets (other than the Real Property described in Schedule 4.10(a)), (ii) general warranty deeds conveying to Buyer the Real Property described in Schedule 4.10(a), (iii) the legal opinions substantially as set forth in Exhibits A and B attached hereto, dated as of the Closing Date, to be delivered by Sellers' counsel and communications counsel, respectively, (iv) all of the documents and instruments required to be delivered by the ACME Entities pursuant to Article VIII, (v) copies of the certificates of incorporation or formation, as applicable, of each ACME Entity, each certified as of a recent date by the secretary of state of the state of its incorporation or formation, as applicable, (vi) certificates of good standing of each ACME Entity, each certified as of a recent date by the secretary of state of the state of its incorporation or formation, as applicable, (vii) a certificate of the secretary or assistant secretary of each ACME Entity as to its respective bylaws or limited liability company agreement or similar governing document, as applicable, and the resolutions of its board of directors and stockholders or members, as applicable, authorizing the execution and delivery of this Agreement and the transactions contemplated hereby, (viii) such documents and instruments, if any, as are reasonably requested by Buyer to evidence that the Purchased Assets at Closing are free and clear of all Encumbrances other than Permitted Encumbrances and (ix) a certification of non-foreign status, in form and substance reasonably satisfactory to Buyer, in accordance with Treasury Regulation
Section 1.1445-2(b).

            (b) On the Closing Date, Buyer shall execute and deliver or cause to be delivered to Sellers (i) the Closing Date Payment, payable in the manner described in Section 3.3, (ii) all of the documents and instruments required to be delivered by Buyer pursuant to Article IX, (iii) the legal opinions substantially as set forth in Exhibit C attached hereto, dated as of the Closing Date, to be delivered by Buyer's counsel, (iv) copies of the charters of each of TBC and Tribune Denver, certified as of a recent date by the secretary of state of its state of incorporation, (v) a certificate of good standing of each of TBC and Tribune Denver, issued as of a recent date by the secretary of state of the state of its incorporation, (vi) a certificate of the secretary or assistant secretary of each of TBC and Tribune Denver as to its bylaws and the resolutions of its board of directors and stockholders (if applicable) authorizing the execution and delivery of this Agreement and the transactions contemplated hereby, (vii) the undertaking and assumption described in Section 2.3(a) and
(viii) a certification of non-foreign status, in form and substance reasonably satisfactory to Sellers, in accordance with Treasury Regulation Section 1.1445-2(b).

            SECTION 3.5. FURTHER ASSURANCES. On the Closing Date and thereafter, each party hereto shall (i) execute and deliver or cause to be executed and delivered to the other parties hereto such other bills of sale, deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer as such party may reasonably request or as may be otherwise reasonably necessary to vest in such party all the right, title and interest of Sellers or Buyer, as the case may be, in, to or under any or all of the Purchased Assets and Assumed Liabilities or Excluded Assets and Excluded Liabilities, as the case may be, and (ii) take all steps as may be reasonably necessary to put Sellers or Buyer, as the case may be, in actual possession and control of all the Purchased Assets and Assumed Liabilities or Excluded Assets and Excluded Liabilities, as the case may be. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any license, certificate, approval, authorization, agreement, contract, lease, easement or other commitment included in the Purchased Assets if an attempted assignment thereof without the consent of a third Person thereto would constitute a breach thereof.

            SECTION 3.6. PRORATIONS AND ADJUSTMENTS.

            (a) Expect as otherwise expressly set forth in this Agreement, the operation of the Station and the income and normal operating expenses, including, without limitation, accrued liabilities and prepaid expenses, attributable thereto through the Valuation Date shall be for the account of Sellers and thereafter for the account of Buyer. Expenses for goods or services received both before and after the Valuation Date, real and personal property Taxes and assessments, power and utilities charges, and rents and similar prepaid and deferred items shall be prorated between Sellers and Buyer as of the Valuation Date (the "Closing Date Adjustments"). All special assessments and similar charges or liens imposed against the Purchased Assets in respect of any period of time through the Valuation Date, whether payable in installments or otherwise, shall be the responsibility of Sellers, and amounts with respect to such special assessments, charges or liens in respect of any period of time after the Valuation Date shall be the responsibility of Buyer, and such charges shall be adjusted as required hereunder. Three (3) days prior to the Closing Date, Sellers shall estimate in good faith, all apportionments pursuant to this
Section 3.6 and shall deliver a certified statement of its estimates to Buyer (which statement shall set forth in reasonable detail the basis for those estimates) (the "Estimated Prorations Certificate"). At the Closing, Buyer shall pay to Sellers (through an increase in the Closing Date Payment), or Sellers shall pay to Buyer (through a reduction in the Closing Date Payment), as the case may be, the net amount due as a result of the estimated apportionments (excluding any item that is in dispute) (the "Estimated Prorations"). Within forty-five (45) days after the Closing, Buyer shall deliver to Sellers a statement of any adjustments to Sellers' estimate of the apportionments, and Buyer shall pay to Sellers, or Sellers shall pay to Buyer, as the case may be, pursuant to Section 3.7 any amount due as a result of the adjustment (or, if there is any dispute, the undisputed amount). If Sellers dispute Buyer's determinations, or if at any time after delivery of Buyer's statement of determinations, Buyer or Sellers determine that any item included in the apportionments is inaccurate, or that an additional item should be included in the apportionments, the parties shall confer with regard to the matter and an appropriate adjustment and payment shall be made as agreed upon by the parties (or, if they are unable to resolve the matter within 15 days of Sellers' receipt of Buyer's statement of adjustments (the "Dispute Date"), they shall within 15 days of the Dispute Date mutually select a firm of independent certified public accountants to resolve the items of disagreement alone, whose decision on the matter shall be made within 30 days of their selection and shall be binding and whose fees and expenses shall be borne by each of Sellers and Buyer, proportionately, in an amount equal the amount of such fees and expenses multiplied by a fraction, the numerator of which is the difference (with such difference being deemed in all cases hereunder to be a positive number without regard to whether such difference is a positive or negative amount) between the final determination of the independent accountant and the final position taken by such party upon submission to the independent accountant and the denominator of which is the difference between the Sellers' and Buyer's positions upon submission to the independent accountant. If the amount of Taxes which are to be prorated pursuant to this Section is not known by forty-five (45) days after the Closing Date, then the amount of such Taxes will be estimated as of such date and once the amount of such Taxes is known, Buyer shall pay to Sellers, or Sellers shall pay to Buyer, as the case may be, the net amount due as a result of the actual apportionment of such Taxes.

            (b) Consistent with Sections 2.2(g), 2.3(b)(iii), 7.7 and 7.8 herein, all intercompany obligations of any ACME Entity or its Affiliates and any of the other agreements referenced in such Sections or in the Schedules referenced in such Sections shall, with respect to the Purchased Assets and the Station, have been cancelled prior to the Closing and shall not be taken into account in the adjustments contemplated by this Section 3.6.

            SECTION 3.7. PURCHASE PRICE ADJUSTMENT. Promptly (but not later than five business days) after the determination of the Purchase Price pursuant to
Section 3.6 that is final and binding as set forth herein:

                  (i) if the Purchase Price as finally determined pursuant to
            Section 3.6 exceeds the Estimated Purchase Price, Buyer shall pay to Sellers, by wire transfer of immediately available funds to such bank accounts of Sellers as Sellers shall designate in writing to Buyer, the difference between the Purchase Price and the Estimated Purchase Price; or

                  (ii) if the Purchase Price as finally determined pursuant to
            Section 3.6 is less than the Estimated Purchase Price, Sellers shall pay to Buyer, by wire transfer of immediately available funds to such bank accounts of Buyer as Buyer shall designate in writing to Sellers, the difference between the Purchase Price and the Estimated Purchase Price.

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF THE ACME ENTITIES

            As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the ACME Entities jointly and severally represent and warrant to Buyer and agree as follows:

            SECTION 4.1. ORGANIZATION. Each ACME Entity is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the state of its incorporation or formation, as applicable. Each Seller is qualified as a foreign corporation to do business in, and is in good standing under, the laws of the State of Oregon, which is the only jurisdiction in which the ownership or leasing of the Purchased Assets or the conduct of the Business requires such qualification. Sellers have the requisite corporate or limited liability company, as applicable, power and authority to operate the Station, to own or use, as the case may be, the Purchased Assets and to carry on the Business.

            SECTION 4.2. SUBSIDIARIES AND INVESTMENTS. Sellers do not, directly or indirectly, (a) own, of record or beneficially, any outstanding voting securities or other equity interests in any corporation, partnership, joint venture or other entity which is involved in or relates to the Business, the Station or the Purchased Assets, or (b) otherwise control any such corporation, partnership, joint venture or other entity which is involved primarily in or relates to the Business. Other than its interest in Sellers, Parent does not, directly or indirectly, (x) own, directly or indirectly, of record or beneficially, any outstanding voting securities or other equity interests in any corporation, partnership, joint venture or other entity which is involved primarily in or relates primarily to the Business, the Station or the Purchased Assets or (y) otherwise control any such corporation, partnership, joint venture or other entity which is involved in or relates primarily to the Business, the Station or the Purchased Assets.

            SECTION 4.3. AUTHORITY OF THE ACME ENTITIES.

            (a) Each ACME Entity has the requisite corporate or limited liability company power (as applicable) and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by the ACME Entities pursuant hereto (collectively, the "ACME Ancillary Agreements"), to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof.

            (b) The execution, delivery and performance of this Agreement and the ACME Ancillary Agreements by each ACME Entity (to the extent a party thereto) have been duly authorized and approved by all necessary action of the ACME Entities and do not require any further authorization or consent of the ACME Entities, or their respective stockholders or members, as applicable. This Agreement is, and each other ACME Ancillary Agreement when executed and delivered by the ACME Entities and the other parties thereto will be, a legal, valid and binding agreement of the ACME Entities (to the extent a party thereto) enforceable in accordance with its respective terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors' rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            (c) Except as set forth in Schedule 4.3(c), none of the execution, delivery and performance by the ACME Entities of this Agreement or the other ACME Ancillary Agreements, the consummation by the ACME Entities of any of the transactions contemplated hereby or thereby or compliance by the ACME Entities with or fulfillment by the ACME Entities of the terms, conditions and provisions hereof or thereof will:

                  (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Purchased Assets under, (A) the certificate of incorporation or formation (as applicable) or bylaws, limited liability company agreement or other similar governing documents (as applicable) of any ACME Entity, (B) any Station Agreement or other contract, agreement, note, instrument, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which any Seller is a party or any of their respective assets or properties is subject or by which any ACME Entity is bound or otherwise affecting the Purchased Assets or the Business, (C) any Governmental Permit, (D) any judgment, order, award or decree to which any ACME Entity is a party or any of the Purchased Assets, the Station or the Business is subject or by which any ACME Entity is bound or (E) any statute, other law or regulatory provision affecting the ACME Entities or the Purchased Assets, the Station or the Business, except, in the case of (B), (C) or (E), as would not have a Material Adverse Effect, provided that such conflict, breach, default or creation of any Encumbrance shall not prevent the

            ACME Entities from consummating the transactions contemplated by this Agreement in accordance with its terms; or

                  (ii) require the approval, consent, authorization or act of, or the making by the ACME Entities of any declaration, filing or registration with, any third Person or any foreign, federal, state or local court, governmental or regulatory authority or body, except for such of the foregoing as are necessary pursuant to the HSR Act or the Communications Act.

            SECTION 4.4. FINANCIAL STATEMENTS. Schedule 4.4 contains (a) the unaudited balance sheets of the Business as of December 31, 2001 and December 31, 2000, respectively, and the related statements of income for the years then ended and (b) the unaudited balance sheet (the "Balance Sheet") of the Business as of November 30, 2002 (the "Balance Sheet Date") and the related statements of income and broadcast cash flows for the eleven months then ended. Except as set forth in Schedule 4.4, each of such balance sheets and statements of income and broadcast cash flows have been prepared in accordance with generally accepted accounting principles consistently applied and present fairly and accurately, in all material respects, the financial position and results of operations and broadcast cash flows, as applicable, of the Business as of their respective dates and for the respective periods covered thereby. None of such balance sheets and statements or income or broadcast cash flows understate in any material respect the normal and customary costs and expenses of conducting the Business or operations of the Station or overstate in any material respect the revenue generated by the Business and operations of the Station, in either case as such Business or operations are currently conducted, or are otherwise materially misleading regarding the operations of the Station. Except as reflected in such balance sheets and statements of income and broadcast cash flows or otherwise disclosed to Buyer in writing, no event has occurred since the Balance Sheet Date that would make such balance sheets and statements of income and broadcast cash flows misleading in any material respect.

            SECTION 4.5. OPERATIONS SINCE BALANCE SHEET DATE.

            (a) Except as set forth in Schedule 4.5(a), since the Balance Sheet Date there has been, in respect of the Station, the Business or the Purchased
Assets:

                  (i) no change in the financial condition or the results of operations which has had a Material Adverse Effect;

                  (ii) no material damage, destruction, loss or claim (whether or not covered by insurance) or condemnation or other taking; and

                  (iii) no material adverse change in employee relations.

            (b) Except as set forth in Schedule 4.5(b), since the Balance Sheet Date the operations of the Station and the Business have been conducted only in the ordinary course and in conformity with past practice. Without limiting the generality of the foregoing, since the Balance Sheet Date, except as set forth in such Schedule, the ACME Entities have not, in respect of the Station, the Business or the Purchased Assets:

                  (i) sold, leased, transferred or otherwise disposed of
            (including any transfers to any Affiliate of Sellers), or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance (other than Permitted Encumbrances) on, any of the Purchased Assets, other than personal property having a value, in the aggregate, of less than $50,000 sold or otherwise disposed of for fair value in the ordinary course of the Business consistent with past practice;

                  (ii) canceled any debts owed to or claims held by Sellers
            (including the settlement of any claims or litigation) or waived any right of significant value to the Business other than in the ordinary course of the Business consistent with past practice;

                  (iii) created, incurred, guaranteed or assumed, or agreed to create, incur, guarantee or assume, any indebtedness for borrowed money in respect of the Business (other than money borrowed or advances from any Seller or any of their Affiliates in the ordinary course of the Business consistent with past practice) or entered into any capitalized leases;

                  (iv) accelerated collection of notes or accounts receivable generated by the Business to a date prior to the date such collection would have occurred in the ordinary course of the Business;

                  (v) delayed payment of any account payable or other liability of the Business beyond its due date or the date when such liability would have been paid in the ordinary course of the Business consistent with past practice;

                  (vi) changed accounting methods, principles or practices,
            except insofar as may have been required by law or by a change in generally accepted accounting principles;

                  (vii) acquired any real property or undertaken or committed to undertake capital expenditures exceeding $25,000 in the aggregate;

                  (viii) made any acquisition (by merger, consolidation,
            acquisition of stock or assets or otherwise) of any corporation, partnership or other business organization or division thereof or interest therein; or

                  (ix) entered into any agreement or made any commitment to take any action described in subparagraphs (i) through (viii) above.

            SECTION 4.6. NO UNDISCLOSED LIABILITIES. Except as set forth in
Schedule 4.6 or except for those that would not have a Material Adverse Effect either individually or in the aggregate, the ACME Entities are not subject, with respect to the Business, the Station or the Purchased Assets, to any liability (including, without limitation, unasserted claims, whether known or unknown), whether absolute, contingent, accrued or otherwise, which is not shown or reserved for in the Balance Sheet, other than liabilities of the same nature as those set forth in the

Balance Sheet and the notes thereto and incurred in the ordinary course of the Business after the Balance Sheet Date.

            SECTION 4.7. TAXES.

            (a) The ACME Entities have, in respect of the Business, the Station and the Purchased Assets, either filed or caused to be filed all Tax Returns which are required to have been filed by them under applicable law on or prior to the date of this Agreement and have paid or made provision for the payment of all Taxes which have become due pursuant to such Tax Returns or pursuant to any assessments which have become payable. All monies required to be withheld by the ACME Entities, including from employees of the Business for income Taxes, social security and other payroll Taxes, have been collected or withheld, and either paid to the respective Governmental Bodies, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of Sellers. None of the Purchased Assets are properly treated as owned by Persons other than Sellers for income Tax purposes. There is no liability for Taxes arising out of the operation or ownership of the Station or the Business prior to Closing that could give rise to a lien or Encumbrance on the Station or the Purchased Assets in the hands of Buyer, excepting any Permitted Encumbrances and excepting any such lien or Encumbrance arising as a result of actions by Buyer or the failure of Buyer to perform its obligations under this Agreement.

            (b) No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code (relating to "FIRPTA").

            (c) No payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will be, as a direct or indirect result of the transactions contemplated by this Agreement, an "excess parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code and the Treasury Regulations thereunder. Except as set forth on
Schedule 4.7(c), no payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will, as a direct or indirect result of the transactions contemplated by this Agreement, be (or under Section 280G of the Code and the Treasury Regulations thereunder be presumed to be) a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code and the Treasury Regulations thereunder, without regard to whether such payment or acceleration is reasonable compensation for personal services performed or to be performed in the future.

            SECTION 4.8. SUFFICIENCY OF ASSETS.

            (a) Except as set forth in Schedule 4.8(a) and except for the Excluded Assets, the Purchased Assets constitute all of the material assets necessary for or used by Sellers in the conduct of the Business and the operations of the Station, and are in such good and serviceable condition and repair (subject to ordinary wear and tear) as is necessary for the conduct of the Business and the operations of the Station.

            (b) Schedule 4.8(b) sets forth a description of all material services provided by Parent or any Affiliate of Parent (other than Sellers) to the Business utilizing either (i) assets not owned or leased by Sellers or (ii) employees not listed in Schedule 4.16(a) and the manner in which the costs of providing such services have been allocated to Sellers.

            SECTION 4.9. GOVERNMENTAL PERMITS.

            (a) Sellers own, hold or possess the Station Licenses and all other licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Body that are necessary to entitle them to own or lease, operate and use the assets of the Station and to carry on and conduct the Business (herein collectively called "Governmental Permits").
Schedule 4.9(a) sets forth a list and brief description of each such Governmental Permit held by Sellers as of the date of this Agreement.

            (b) Except as set forth in Schedule 4.9(b), the ACME Entities have fulfilled and performed in all material respects their obligations under each of the Governmental Permits, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or material default under any such Governmental Permit. No notice of cancellation, of default or of any dispute concerning any Governmental Permit, or of any event, condition or state of facts described in the preceding sentence, has been received by the ACME Entities. Except as set forth in Schedule 4.9(b), each of the Governmental Permits is valid, subsisting and in full force and effect, and, subject to the receipt of the FCC Consent and expiration of the waiting period under the HSR Act, may be assigned to Buyer or its Affiliates in accordance with this Agreement and at the time of assignment to Buyer or its Affiliates will be in full force and effect, in each case without (i) the occurrence of any breach, default or forfeiture of rights thereunder or (ii) the consent, approval or act of, or the making of any filing with, any Governmental Body or other party (other than the FCC as contemplated by Section 6.3).

            (c) The Station is being operated in accordance with the Station Licenses and in compliance in all material respects with the Communications Act, the published rules and regulations thereunder, and all other laws and published regulations, federal, state and local, applicable to the Station. Sellers have not received any notice of any violations of the Station Licenses, the Communications Act or the rules and regulations thereunder. There is no action by or before the FCC currently pending or, to the Knowledge of the ACME Entities, threatened to revoke, cancel, rescind, modify or refuse to renew in the ordinary course any of the Station Licenses. The Station Licenses are validly issued in the name of ACME Oregon Licensee as listed on Schedule 4.9(a). Sellers have delivered to Buyer true and complete copies of the Station Licenses, including any and all amendments and other modifications thereto. The Station Licenses are in full force and effect, are valid for the balance of the current license term applicable generally to television stations licensed in the state where the Station is located, are unimpaired by any acts or omissions of the ACME Entities or any of their Affiliates, or the employees, agents, officers, directors or managers, or shareholders or members of the ACME Entities or any of their Affiliates, and are free and clear of any restrictions which might limit the operation of the Station in the manner and to the full extent as it is now operated (other than restrictions under the terms of the Station Licenses themselves and those restrictions in the Communications Act and the rules and policies of the FCC generally applicable to television stations of the same type). There are no applications, proceedings, or complaints pending or, to the Knowledge of the ACME Entities, threatened before a Governmental Body which may have a Material Adverse Effect on the Business, the Purchased Assets or the operation of the Station (other than rulemaking proceedings that apply to the television broadcasting industry generally). The ACME Entities do not have Knowledge of any reason why those of the Station Licenses subject to expiration might not be renewed in the ordinary course for a full term without material modifications or of any reason why any of the Station Licenses might be revoked. Except as set forth in Schedule 4.9(c), the Station is in compliance in all material respects with the FCC's published policy on exposure to radio frequency radiation. No renewal of any Station License would constitute a major environmental action under the published rules and regulations of the FCC. As of the date of this Agreement, to the Knowledge of the ACME Entities, there are no facts which, under the Communications Act or the published rules and regulations of the FCC, would disqualify Sellers from assigning the Station Licenses or from consummating the transactions contemplated herein within the times contemplated herein. Sellers maintain an appropriate public inspection file at the Station's studios in accordance with published FCC rules and regulations. Access to the Station's transmission facilities is restricted in accordance with the published policies, rules and regulations of the FCC.

            SECTION 4.10. REAL PROPERTY; REAL PROPERTY LEASES.

            (a) Schedule 4.10(a) contains a brief description of all real property owned or leased by Sellers in connection with the Business and the operation of the Station (the "Real Property") and each option held by Sellers to acquire any Real Property. No real property other than that listed on
Schedule 4.10(a) is used in, held for use in connection with, or necessary for the conduct of the Business or the operation of the Station. Sellers have marketable fee simple title (free and clear of any Encumbrances other than Permitted Encumbrances) to the owned Real Property and have made available or delivered to Buyer copies of any current title insurance policies with respect to the Real Property in its possession.

            (b) There are no material encroachments upon the Real Property owned by Sellers nor, to the Knowledge of the ACME Entities, any Real Property leased by Sellers, by any buildings, structures, or improvements located on adjoining real estate. To the Knowledge of the ACME Entities, none of the buildings, structures, or improvements (including without limitation any ground radials, guy wires or guy anchors) constructed on the Real Property owned by Sellers nor, to the Knowledge of the ACME Entities, any Real Property leased by Sellers, encroaches upon adjoining real estate, and all such buildings, structures, and improvements are constructed in conformity with or are "grandfathered" with respect to all "setback" lines, easements, and other restrictions, or rights of record, or that have been established by any applicable building or safety code or zoning ordinance, except in any case for any of the foregoing which would not materially impair the ability of Sellers or Buyer to own or operate the Station or the Business or which would not involve any material cost or expense to cure or remedy. No utility lines serving the Real Property nor guy wires supporting any tower pass over the lands of others except where appropriate easements have been obtained. Neither the whole or any part of the Real Property owned by Sellers nor, to the Knowledge of the ACME Entities, any Real Property leased by Sellers are subject to any pending or threatened suit for condemnation or other taking by any public authority. As of the date of this Agreement, there exists no writ, injunction, decree, order or judgment, nor any litigation, pending, or to the Knowledge of the ACME Entities, threatened, relating to Sellers' use, lease, occupancy or operation of any of the Real Property. Sellers' use and occupancy of the Real Property complies with all regulations, codes, ordinances, and statutes of all applicable governmental authorities, including without limitation all environmental protection and sanitary laws and regulations, occupational safety and health regulations, and electrical codes, except where such failure to comply would not be material to the Business. There are no material structural defects in the buildings, structures, and improvements located on the Real Property. All towers and other structures on the Real Property are painted and lighted in accordance, in all material respects, with the requirements of the Station Licenses, the FCC, the Federal Aviation Administration and all applicable requirements of federal, state and local law. Each of the towers can structurally support all of the permitted equipment in accordance with law, governmental approvals, and sound engineering practices. All Real Property has legal and insurable access from a public roadway for vehicles and by foot.

            (c) Schedule 4.10(c) sets forth a list of each lease or similar agreement under which any Seller is lessee of, or holds or operates, any Real Property owned by any third Person, which are the sole and complete agreements concerning Sellers' use of the leased premises (the "Real Property Leases"). Each Real Property Lease is legal, valid, binding, enforceable and in full force and effect. No ACME Entity nor, to the Knowledge of the ACME Entities, any other party is in default, violation or breach in any respect under any Real Property Lease, and no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach thereunder. No amount payable under any Real Property Lease is past due. The ACME Entities have not received any notice of a default, offset or counterclaim under any Real Property Lease or any other communication asserting non-compliance with any Real Property Lease. To the Knowledge of the ACME Entities, Sellers have the exclusive right to use and occupy that portion of the premises leased under each Real Property Lease. Each Seller enjoys, in all material respects, peaceful and undisturbed possession of that portion of the premises leased by such Seller under the Real Property Leases. Except as set forth on Schedule 4.10(c), Sellers' interests under the Real Property Leases are free and clear of all Encumbrances (except for Permitted Encumbrances). Sellers have made available to Buyer, true and complete copies of the Real Property Leases, together, in the case of any subleases or similar occupancy agreements, with copies of all other leases. Except as disclosed in Schedule 4.3(c) or 4.10(c), each Seller has full legal power and authority to assign its rights under the Real Property Leases to Buyer in accordance with this Agreement on terms and conditions no less favorable than those in effect on the date hereof, and such assignment will not affect the validity, enforceability and continuity of any such lease.

            (d) All utilities that are required for the full and complete occupancy and use of the Real Property, including, without limitation, electric, water, sewer, telephone and similar services, have been connected and are in good working order.

            SECTION 4.11. PERSONAL PROPERTY. Schedule 4.11 contains a list as of November 30, 2002 of all machinery, equipment, vehicles, furniture and other personal property owned or leased by Sellers having an original cost of $10,000 or more and relating to the Business or used or held by Sellers or others for use by the Station (the "Personal Property") except for Personal Property leases set forth on Schedule 4.12. The Personal Property is in good operating condition and repair (reasonable wear and tear excepted), is maintained in compliance with good engineering practice, is performing satisfactorily, has been properly maintained, in all material respects, in accordance with the manufacturers' recommendations and industry practices, is available for immediate use and is otherwise sufficient to permit the Station to operate in accordance with the Station Licenses and the rules and regulations of the FCC.

            SECTION 4.12. PERSONAL PROPERTY LEASES. Schedule 4.12 contains a list of each lease or other agreement or right under which a Seller is lessee of, or holds or operates, any Personal Property owned by a third Person and relating to the Business or used or held for use by the Station (the "Personal Property Leases").

            SECTION 4.13. INTELLECTUAL PROPERTY. (a) Schedule 4.13(a) contains a list of (i) all call signs, United States and foreign patents, pending patent applications, trademark registrations, pending trademark applications, trade names, service marks, copyrights (registered or unregistered), logos, domain names, and other similar intangible property rights, issued to, licensed to, assigned to, filed by, or used to promote or identify the Station, or otherwise used in connection with the Business by Sellers, and (ii) all agreements, contracts and understandings therefor (clauses (i) and (ii) being collectively the "Intellectual Property").

            (b) Except as disclosed in Schedule 4.13(b), Sellers either: (i) own the entire right, title and interest in and to the Intellectual Property listed in Schedule 4.13(a), free and clear of Encumbrances except for Permitted Encumbrances; or (ii) have the valid right and license to use the same in the conduct of the Business and the operations of the Station as currently conducted.

            (c) Except as disclosed in Schedule 4.13(c): (i) all patents and registrations identified in Schedule 4.13(a) are in force, and all applications identified in Schedule 4.13(a) are pending without challenge (other than office actions that may be pending before the Patent and Trademark Office or its foreign equivalents); (ii) the Intellectual Property owned by Sellers is valid and enforceable; and (iii) Sellers have the right to bring actions for infringement or unauthorized use of the Intellectual Property owned by Sellers.

            (d) Except as disclosed in Schedule 4.13(d): (i) the ACME Entities have received no written claim and otherwise have no Knowledge of any claim that has been made or asserted that alleges the Intellectual Property owned by Sellers infringes the Intellectual Property of another Person; (ii) no litigation, arbitration or other proceeding is pending with respect to the Intellectual Property owned by Sellers; and (iii) no written claim, delivered or made available to the ACME Entities, has been made or asserted that challenges the validity or ownership of any Intellectual Property owned by Sellers.

            (e) To the Knowledge of the ACME Entities, the operation of the Station does not infringe any copyright, patent, trademark, trade name, service mark, call sign or other similar right of any third Person. The ACME Entities have not sold, licensed or otherwise disposed of any of the Intellectual Property to any Person and Sellers have not agreed to indemnify any Person for any patent, trademark or copyright infringement.

            SECTION 4.14. INTENTIONALLY OMITTED.

            SECTION 4.15. TITLE TO PURCHASED ASSETS. Except as set forth on
Schedule 4.15, Sellers have good and marketable title to all of the Purchased Assets (or a valid leasehold or license interest, in the case of any leased or licensed assets, as applicable), free and clear of all Encumbrances, except for Permitted Encumbrances.

            SECTION 4.16. EMPLOYEES.

            (a) Schedule 4.16(a) contains: (i) a list of all individuals employed by Sellers in connection with the Business; and (ii) the titles, employer and positions of such employees (the "Station Employees"). Since the Balance Sheet Date, except as disclosed on Schedule 4.16(a) or as has occurred in the ordinary course of the Business and consistent as to timing and amount with past practices, Sellers have not: (A) increased the compensation payable or to become payable to or for the benefit of any of the Station Employees (other than normal annual salary increases consistent with past practice), (B) provided any of the Station Employees with increased security or tenure of employment,
(C) increased the amount payable to any of the Station Employees upon the termination of such persons' employment, or (D) increased, augmented or improved benefits granted to or for the benefit of the Station Employees under any bonus, profit sharing, pension, retirement, deferred compensation, insurance or other direct or indirect benefit plan or arrangement. Sellers are not a party to any agreement or arrangement, written or oral, with salaried or non-salaried Station Employees except as described in Schedule 4.18.

            (b) Sellers represent and warrant that they have or shall have provided, as the case may be, a schedule to Buyer containing a true and accurate listing of the current rate of compensation provided to the Station Employees as of the date hereof and as of the Closing Date.

            (c) Except as set forth on Schedule 4.16(c), the ACME Entities represent and warrant as of the date hereof and as of the Closing Date that no Station Employee is (i) receiving short-term disability benefits or long-term disability benefits under any plan or program established or maintained by the ACME Entities or their Affiliates or (ii) on any type of leave other than vacation leave or sick leave

            SECTION 4.17. EMPLOYEE RELATIONS.

            (a) Except as set forth on Schedule 4.17(a), in respect of the Station Employees, Sellers are not a party to any (i) labor collective bargaining union or similar agreement or (ii) any employment, severance, incentive or other similar agreement, arrangement, commitment or understanding.

            (b) Except as set forth on Schedule 4.17(b), (i) no union or similar organization represents any Station Employees and, to the Knowledge of the ACME Entities, no such organization is attempting to organize such employees; (ii) there are no unfair labor practice charges pending or, to the Knowledge of the ACME Entities, threatened against the ACME Entities in respect of the Station Employees; (iii) there is no pending or, to the Knowledge of the ACME Entities, threatened strike, slowdown, picket, work stoppage or arbitration proceedings involving labor matters or other labor disputes affecting, Sellers, the Business, the Purchased Assets or the Station; and (iv) the ACME Entities have not experienced any strike, work stoppage or other labor difficulties of any nature at the Station.

            SECTION 4.18. CONTRACTS. Except as set forth on Schedule 4.18, with respect to the Business, the operation of the Station or the Purchased Assets, the ACME Entities are not a party to or bound by:

                  (i) any contract for the future purchase, lease or sale of real property;

                  (ii) any contract entered into in the ordinary course of the
            Business for the purchase, rental or use of any recordings, programming or programming services which is not terminable by Sellers without penalty on 30 days' notice or less or which provides for performance over a period of more than 90 days or which involves the payment after the date hereof of more than $30,000;

                  (iii) any contract entered into in the ordinary course of the
            Business for the purchase of merchandise, supplies or personal property or for the receipt of services (other than services referred to in clause (ii) above) which is not terminable by Sellers on 30 days' notice or less or which provides for performance over a period of more than 90 days or which involves the payment after the date hereof of more than $30,000;

                  (iv) any Time Sales Agreement which was not made in the
            ordinary course of the Business and consistent with past practice;

                  (v) any guarantee of the obligations of the Station's
            customers, suppliers or employees;

                  (vi) any sales agency, advertising representative or
            advertising or public relations contract entered into in the ordinary course of the Business which is not terminable by Sellers without penalty on 30 days' notice or less or which provides for payments over a period of more than 90 days or which involves the payment after the date hereof of more than $30,000;

                  (vii) any Trade Agreement or Barter Agreement;

                  (viii) any employee collective bargaining agreement,
            employment agreement (other than employment agreements terminable without premium or penalty on notice of 30 days or less under which the only monetary obligation is to make current wage or salary payments and provide current fringe benefits), consulting, advisory or service agreement, deferred compensation agreement or covenant not to compete;

                  (ix) any written contract which the ACME Entities reasonably anticipate will involve the payment of more than $50,000 in the years ended December 31, 2002 or 2003;

                  (x) any partnership, joint venture or other similar agreement or arrangement;

                  (xi) any agreement or instrument which provides for, or
            relates to, the incurrence by Sellers of debt for borrowed money (except for such agreements or instruments which shall not apply to Buyer or its Affiliates upon Closing);

                  (xii) any agreement outside of the ordinary course of the
            Business containing any covenant or provision prohibiting Sellers from engaging in any line or type of business (except for such agreements which shall not apply to Buyer or its Affiliates upon Closing);

                  (xiii) any contract not made in the ordinary course; or

                  (xiv) any other contract, agreement, commitment, understanding or instrument which is material to the Station or the Business.

            SECTION 4.19. STATUS OF CONTRACTS. Except as set forth in Schedule
4.19 or in any other Schedule hereto, each of the leases, contracts and other agreements listed in Schedules 4.10(c), 4.12, 4.13(a) and 4.18 (collectively, the "Station Agreements") constitutes a valid and binding obligation of Sellers and, to the Knowledge of the ACME Entities, the other parties thereto (subject to bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors' rights generally) and is in full force and effect (subject to bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors' rights generally) and (except as set forth in Schedule 4.3(c) and except for those Station Agreements which by their terms will expire prior to the Closing Date or will be otherwise terminated prior to the Closing Date in accordance with the provisions hereof or at the direction of Buyer) may be transferred to Buyer on terms and conditions no less favorable than those in effect on the date hereof pursuant to this Agreement and will be in full force and effect at the time of such transfer, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other party. Each ACME Entity has fulfilled and performed in all material respects its obligations under each of the Station Agreements to which it is a party, and no ACME Entity is in, or alleged to be in, breach or default under any of the Station Agreements and, to the Knowledge of the ACME Entities, no other party to any of the Station Agreements has breached or defaulted thereunder, and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by any ACME Entity or, to the Knowledge of the ACME Entities, by any such other party. There are no oral contracts material to the operation of the Business or the Station. Complete and correct copies of each of the Station Agreements, together with all amendments thereto, have heretofore been delivered or made available to Buyer.

            SECTION 4.20. NO VIOLATION, LITIGATION OR REGULATORY ACTION. Except as set forth in Schedule 4.20, each ACME Entity has complied with all laws, published regulations and rules, writs, injunctions, ordinances, franchises, decrees or orders of any court or of any foreign, federal, state, municipal or other Governmental Body which are applicable to the Purchased Assets, the Station or the Business, except where such noncompliance would not be material to the Business. Without limiting the generality of the foregoing, except as set forth in Schedule 4.20:

                  (i) there are no unsatisfied judgments outstanding against the
            Purchased Assets, the Station or the Business or against the ACME Entities in respect of the Purchased Assets, the Station or the Business;

                  (ii) there are no lawsuits, suits or proceedings pending or, to the Knowledge of the ACME Entities, threatened against the ACME Entities in respect of the Purchased Assets, the Station or the Business;

                  (iii) there are no claims or investigations pending or, to the
            Knowledge of the ACME Entities, threatened against the ACME Entities in respect of the Purchased Assets, the Station or the Business;

                  (iv) there is no action, suit or proceeding pending or, to the
            Knowledge of the ACME Entities, threatened which questions the legality or propriety of the transactions contemplated by this Agreement;

                  (v) the ACME Entities have not received any written complaints with respect to the Station causing interference to the transmission of any other broadcast station or communications facility, and, to the Knowledge of the ACME Entities, no other broadcast station or communications facility is causing interference in violation of FCC rules to the Station's transmissions or the public's reception of such transmissions;

                  (vi) each ACME Entity is, with respect to the Business and the operation of the Station, in compliance with all applicable laws, rules and regulations relating to the employment of labor, except where such failure to comply would not be material to the Business; and

                  (vii) all material ownership reports, employment reports, Tax
            Returns and other material documents required to be filed by Sellers with the FCC or other Governmental Body in respect of the Purchased Assets, the Station or the Business have been filed, and all such documents are complete and accurate in all material respects. Such items that are material to the Business and as are required to be placed in the Station's local public inspection files have been placed in such files.

            SECTION 4.21. INSURANCE. Sellers currently maintain policies of fire and extended coverage and casualty, liability and other forms of insurance in respect of the Purchased Assets, the Station and the Business (each as listed in Schedule 4.21), in such amounts and against such risks and losses as will provide adequate insurance coverage for the replacement cost of the Purchased Assets, the Station and the Business for all risks normally insured against by a Person carrying on the same business as Sellers. All insurance policies are in full force and effect. With respect to the Business, there are no outstanding claims under any insurance policy or default with respect to provisions in any such policy.

            SECTION 4.22. EMPLOYEE PLANS; ERISA.

            (a) Schedule 4.22(a) sets forth a list of each benefit and compensation plan, program and arrangement including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA and pension, retirement, post-retirement, profit sharing, deferred compensation, stock ownership, stock option, stock purchase, stock appreciation rights, stock bonus, severance or other similar plan relating to the Business, the Station or the Purchased Assets; each medical, vision, dental, disability or other health plan; each life insurance plan relating to the Business, the Station or the Purchased Assets; and any other employee benefit plan relating to the Business, the Station or the Purchased Assets which covers or has covered employees or former employees of the ACME Entities (the "Employee Plans"). Schedule 4.22(a) classifies such Employee Plans as either "Employee Pension Benefit Plans" or "Employee Welfare Benefit Plans," both as defined in Section 3 of ERISA.

            (b) The ACME Entities warrant that the Closing will not result in the imposition of liability with respect to any multiemployer plan or defined benefit plan which could be assessed against Buyer.

            (c) Each Employee Plan and each related trust agreement, annuity contract or other funding instrument is in compliance, both as to form and operation, in all material respects, with applicable law (including, where applicable, ERISA and the Code).

            (d) Each Employee Plan which is intended to be qualified under Code
Section 401(a) satisfies the qualification requirements of the Code in all material respects, and has been determined by the Internal Revenue Service to be so qualified, and each trust forming a part of such Employee Plan is exempt from Tax pursuant to Code Section 501(a). The ACME Entities have no Knowledge of any fact or set of circumstances that has adversely affected or could reasonably adversely affect the qualification of such Employee Plan.

            (e) No plan which is an employee benefit plan under Section 3(3) of ERISA has engaged in a transaction that is a Prohibited Transaction as defined in Section 406 of ERISA and Section 4975 of the Code for which there is no exemption and with respect to which the ACME Entities have incurred any Liability which, individually or in the aggregate, would have a Material Adverse Effect.

            (f) Except as set forth in Schedule 4.22(f), the ACME Entities do not sponsor, maintain or contribute to any Employee Plan that provides health or death benefits to former employees of the Station other than as required by
Section 4980B of the Code or other applicable laws.

            SECTION 4.23. ENVIRONMENTAL PROTECTION. In respect of the Business, the Station or the Purchased Assets, except as set forth in Schedule 4.23:

            (a) During any ACME Entity's (or its Affiliate's) ownership, lease or use of the real property currently used in the conduct of the Business, and, to the Knowledge of the ACME Entities, during any former ownership, lease or use of such real property prior to the ownership, lease or use by the ACME Entities (or their Affiliates), there have been no spills, discharges or releases of, and the ACME Entities have not placed, held, located, transported or disposed of any, Hazardous Materials in, from, on or under the real property currently owned, leased or used in the conduct of the Business, or to the Knowledge of the ACME Entities, any real property formerly used in the conduct of the Business that have resulted or could result in any material investigation or material remedial action by any Governmental Body pursuant to any Environmental Law and no ACME Entity has any material Liability under any Environmental Law.

            (b) No Station Property or, to the Knowledge of the ACME Entities, any other real property to which the ACME Entities transported or arranged for the transportation of any Hazardous Substances is listed or, to the Knowledge of the ACME Entities, proposed for listing on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA), or on any similar federal or state list of sites requiring investigation or remediation.

            (c) To the Knowledge of the ACME Entities, (i) there are no structures, improvements, equipment, activities, fixtures or facilities on any property owned, leased or used by the ACME Entities or in the conduct of the Business that are constructed with, use or otherwise contain radioactive materials, asbestos-containing materials, lead, urea formaldehyde or polychlorinated biphenyls, unless the same are in good condition, ordinary wear and tear excepted, and in compliance in all material respects with Environmental Laws, (ii) there are no underground storage tanks, or underground piping associated with such tanks, except those that comply with applicable Environmental Laws and (iii) there are no abandoned underground storage tanks that have not been either abandoned in place or removed pursuant to an Environmental Law.

            (d) There are no liens, restrictive covenants or other land use restrictions under Environmental Laws on any of the properties owned, or to the Knowledge of the ACME Entities, leased or used in the conduct of the Business, and no government actions have been taken, or, to the Knowledge of the ACME Entities, are in process that could subject any of such properties to such liens, restrictive covenants or other land use restrictions, and no ACME Entity is required to place any notice or restriction relating to Hazardous Materials in any deed to such property.

            (e) No ACME Entity has released any Person or waived any rights or defenses with respect to any Environmental Conditions or any claim arising under any Environmental Law.

            (f) There is no Environmental Report in the possession or control of the ACME Entities or any of their Affiliates that has not been made available or delivered to Buyer.

            SECTION 4.24. INSOLVENCY PROCEEDINGS. None of the ACME Entities nor the Purchased Assets are the subject of any pending or threatened insolvency proceedings of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary. In respect of the Purchased Assets, the ACME Entities have not made an assignment for the benefit of creditors or taken any action in contemplation of or which would constitute a valid basis for the institution of any such insolvency proceedings. After giving effect to this transaction, each ACME Entity (i) will have sufficient capital to carry on its business and transactions, (ii) will be able to pay its debts as they mature or become due, and (iii) will own assets the fair value of which will be greater than the sum of its liabilities (including contingent liabilities) not specifically assumed by Buyer pursuant to the terms of this Agreement. No ACME Entity is insolvent nor will become insolvent as a result of entering into this transaction.

            SECTION 4.25. TRANSACTIONS WITH AFFILIATES. Except as set forth on
Schedule 4.8(b) or 4.25 or with respect to Excluded Assets, none of Sellers has been involved in any business relationship with any Affiliate of Sellers, and no Affiliate of Sellers owns any property or right, tangible or intangible, that is material to the business and operations of the Stations.

            SECTION 4.26. NO FINDER. No ACME Entity or any Affiliate thereof or any party acting on such Person's behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary, except for Deutsche Bank Securities Inc. (the fees and expenses of which shall be payable by the ACME Entities), for or on account of the transactions contemplated by this Agreement.

                                   ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER

            As an inducement to the ACME Entities to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer represents and warrants to Sellers and agrees as follows.

            SECTION 5.1. ORGANIZATION. Each Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the requisite corporate power and authority to own or lease and to operate the properties and assets used in connection with its business or to be acquired pursuant hereto, and to enter into and perform this Agreement.

            SECTION 5.2. AUTHORITY OF BUYER.

            (a) Buyer has the requisite corporate authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Buyer pursuant hereto (collectively, the "Buyer Ancillary Agreements"), to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof.

            (b) The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer have been duly authorized and approved by all necessary action of Buyer and do not require any further authorization or consent of Buyer or its stockholders. This Agreement is, and each Buyer Ancillary Agreement when executed and delivered by Buyer and the other parties thereto will be, a legal, valid and binding agreement of Buyer enforceable in accordance with its respective terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors' rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            (c) None of the execution and delivery by Buyer of this Agreement and the Buyer Ancillary Agreements, the consummation by Buyer of any of the transactions contemplated hereby or thereby or compliance by Buyer with or fulfillment by Buyer of the terms, conditions and provisions hereof or thereof will:

                  (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any assets of Buyer under, the certificate of incorporation or bylaws of Buyer, any material contract, agreement, note, instrument, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation, or any judgment, order, award or decree, to which Buyer is a party or any of the assets of Buyer is subject or by which Buyer is bound, or any statute, other law or regulatory provision materially affecting Buyer or its assets; or

                  (ii) require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any third Person or any foreign, federal, state or local court, governmental or regulatory authority or body, except for such of the foregoing as are necessary pursuant to the HSR Act or the Communications Act.

            SECTION 5.3. LITIGATION. Buyer is not a party to any action, suit or proceeding pending which, if adversely determined, would reasonably be expected to restrict the ability of Buyer to consummate the transactions contemplated by this Agreement. There is no order to which Buyer is subject which would reasonably be expected to restrict the ability of Buyer to consummate the transactions contemplated by this Agreement.

            SECTION 5.4. NO FINDER. Neither Buyer nor any party acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

            SECTION 5.5. QUALIFICATIONS AS FCC LICENSEE. As of the date of this Agreement, Buyer knows of no fact or circumstance which would, under the Communications Act, disqualify or preclude it or its assignee from becoming the FCC licensee of the Station without a waiver of any published FCC rule or policy. There are no proceedings, complaints, notices of forfeiture, claims or investigations pending against Buyer or any principal, officer, director, or owner of Buyer that would materially impair the qualifications of Buyer or its designated assignee to become a FCC licensee of the Station.

            SECTION 5.6. WARN ACT. Buyer has not made or taken, and will not make or take, any decisions or actions concerning the employees of the Station after the Closing Date that would require the service of notice under the Worker Adjustment and Retraining Notification Act of 1988.

                                   ARTICLE VI

                        ACTION PRIOR TO THE CLOSING DATE

            The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:

            SECTION 6.1. INVESTIGATION OF THE BUSINESS. Upon the request of Buyer, the ACME Entities shall afford to the officers, employees and authorized representatives of Buyer (including, without limitation, independent public accountants, attorneys and consultants) reasonable access during normal business hours to the offices, properties, employees and business and financial records (including computer files, retrieval programs and similar documentation) of the Business to the extent Buyer shall reasonably deem necessary or desirable and shall furnish to Buyer or its authorized representatives such additional information concerning the Business as shall be reasonably requested. Buyer agrees that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of the Station. It is expressly understood that, pursuant to this Section 6.1, Buyer, at its sole expense, shall be entitled to make such engineering inspections of the Station, such inspections of the Station for the purpose of appraising the Purchased Assets and such audits of the Station's financial records as Buyer may desire, so long as the same do not unreasonably interfere with the operation of the Station; provided, that neither the furnishing of such information to Buyer or its representatives nor any investigation made heretofore or hereafter by Buyer shall affect Buyer's right to rely upon any representation or warranty made by the ACME Entities in this Agreement, each of which shall survive any furnishing of information to Buyer or its agents, or any investigation by Buyer or its agents, subject to Section 12.1 hereof.

            SECTION 6.2. NOTICE OF LITIGATION. Each party shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. The ACME Entities shall promptly notify Buyer, and Buyer shall promptly notify the ACME Entities, of any lawsuit, claim, proceeding or investigation that may be threatened, brought, asserted or commenced against the other, the Business or the Purchased Assets which would have been listed in Schedule 4.20 or would be an exception to
Section 5.3, if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof.

            SECTION 6.3. FCC CONSENT; HSR ACT APPROVAL; OTHER CONSENTS AND APPROVALS.

            (a) As promptly as practicable after the date of the execution of this Agreement, but in any event no later than ten (10) business days thereafter, the ACME Entities and Buyer shall file with the FCC applications requesting its consent to the assignment of the Station Licenses (and any extensions or renewals thereof) to Buyer or its designated assignee from Sellers (the "Transfer Applications"). The ACME Entities and Buyer will cooperate in the preparation of such Transfer Applications and will diligently take, or cooperate in the taking of, all necessary and commercially reasonable steps, provide any additional information reasonably required and otherwise use reasonable efforts to obtain promptly the FCC's consent and approval of the Transfer Applications. Any fees assessed by the FCC incident to the filing or grant of such applications shall be borne equally by Buyer and the ACME Entities, with each party responsible for one half of any such fees assessed. Each of the ACME Entities and Buyer shall make available to the other, promptly after the filing thereof, copies of all reports filed by it or its Affiliates on or prior to the Closing Date with the FCC in respect of the Station.

            (b) As promptly as practicable after the execution and delivery of this Agreement, but in any event no later than fifteen (15) business days thereafter, the ACME Entities and Buyer shall file with the Federal Trade Commission and the Antitrust Division of the Department of Justice the notifications and other information required to be filed by such commission or department under the HSR Act, or any rules and regulations promulgated thereunder, with respect to the purchase and sale of the Purchased Assets and the other transactions contemplated by this Agreement. Each of the ACME Entities and Buyer covenants to file as promptly as practicable such additional information as may be requested to be filed by such commission or department. Each of the ACME Entities and Buyer warrants that all such filings by it will be, as of the date filed, true and accurate in all material respects and in accordance with the requirements of the HSR Act and any such rules and regulations. Each of the ACME Entities and Buyer agrees to make available to the other such other information as may be required by such commission or department to be filed as additional information requested by such agencies under the HSR Act and such rules and regulations. The cost of any filing fees payable under the HSR Act in connection with the notifications and information described in this Section 6.3(b) shall be borne equally by Buyer and the ACME Entities.

            (c) The ACME Entities and Buyer shall each use reasonable best efforts to promptly obtain all consents, amendments or permits from Governmental Bodies, which are required by the terms thereof or this Agreement for the consummation of the transactions contemplated by this Agreement.

            SECTION 6.4. OPERATIONS OF THE STATION PRIOR TO THE CLOSING DATE.

            (a) Prior to the Closing Date, except as approved by Buyer, the ACME Entities shall:

                  (i) operate and carry on the operations of the Station and the
            Business only in the ordinary course consistent with past practices and published FCC rules and regulations;

                  (ii) maintain the Purchased Assets in good operating condition and repair (wear and tear in ordinary usage excepted);

                  (iii) maintain its books and records in the usual and ordinary manner, on a basis consistent with prior periods; and

                  (iv) comply in all material respects with all laws, published rules, ordinances and published regulations applicable to it, to the Purchased Assets and to the Business and the operations of the Station.

            (b) Prior to the Closing Date, the ACME Entities shall, consistent with past practice, use their commercially reasonable efforts to:

                  (i) continue to promote and conduct advertising on behalf of the Station and the Business at levels substantially consistent with past practice;

                  (ii) retain the Station's programming library;

                  (iii) maintain the business organization of the Station;

                  (iv) preserve the goodwill of the suppliers, contractors,
            licensors, employees, customers, distributors and others having business relations with the Business or the Station;

                  (v) maintain the present character and entertainment format of the Station and the quality of its programs;

                  (vi) maintain the employment of each current employee who is necessary for the continued operation of the Station and the Business as currently operated;

                  (vii) preserve the Station's present customers and business relations;

                  (viii) maintain all inventories at levels consistent with the
            Station's prior practices; and

                  (ix) perform all Station Agreements without default and pay trade accounts payable in a timely manner; provided, however, that the ACME Entities may dispute, in good faith, any of its alleged obligations.

            (c) Notwithstanding Sections 6.4(a) and (b), except as expressly contemplated by this Agreement, except as set forth in Schedule 6.4(c) or except with the express prior written approval of Buyer (which approval may not be unreasonably withheld or delayed), the ACME Entities shall not, in respect of the Station, the Purchased Assets or the Business:

                  (i) make any material change in the Business or the operations of the Station;

                  (ii) make any capital expenditure, or enter into any contract or commitment therefor, in excess of $25,000 in the aggregate;

                  (iii) enter into any contract for the purchase of real
            property or exercise any option to extend a lease listed in Schedule 4.10(c);

                  (iv) sell, lease (as lessor), transfer or otherwise dispose of
            (including any transfers to any Affiliates of Sellers), or mortgage or pledge, or impose or suffer to be imposed any Encumbrance on, any of the assets or properties of Sellers, other than inventory and minor amounts of personal property sold or otherwise disposed of in the ordinary course of the Business and other than Permitted Encumbrances;

                  (v) create, incur or assume, or agree to create, incur or
            assume, any indebtedness for borrowed money (other than money borrowed or advances from any Seller or any of their Affiliates in the ordinary course of the Business consistent with past practice), except in the ordinary course of the Business;

                  (vi) institute any material increase in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit plan with respect to the Station Employees, other than in the ordinary course of the Business or as required by any such plan or Requirements of Law;

                  (vii) make any material change in the compensation of the
            Station Employees, other than changes made in accordance with normal compensation practices and consistent with past compensation practices;

                  (viii) enter into any employment agreement for services to be performed on behalf of the Station or the Business;

                  (ix) change the Station's call sign or knowingly acquiesce in any infringement, unauthorized use or impairment of the Intellectual Property; or

                  (x) renew, extend, amend, terminate, or waive any material right under any Station Agreement or enter into any contract or commitment or incur any obligation that will be assumed by or be otherwise binding on Buyer after Closing, except for (a) cash Time Sales Agreements and production agreements made in the ordinary course of business consistent with the Station's past practices; (b) the renewal or extension of any existing contract on its existing terms in the ordinary course of business (provided that such renewal or extension does not extend beyond six (6) months except for program barter agreements listed on Schedule 4.18 where such renewal or extension may not extend beyond twelve (12) months); (c) other contracts entered into in the ordinary course of business consistent with the Station's past practices that do not involve consideration the value of which, individually, is in excess of $30,000.00 and which, in the aggregate, is in excess of $40,000.00 measured at Closing; and (d) trade agreements entered into in the ordinary course of business that do not involve consideration which, individually, is in excess of $30,000.00 and which, in the aggregate, in excess of $40,000.00; provided, that none of such actions with respect to clauses (a) - (d) result in the modification or renewal of any Station Agreement in a manner adverse or that would be adverse upon consummation of the transactions contemplated hereby to Buyer or the entering into any contract, agreement, undertaking or commitment which would have been required to be set forth in Schedule 4.18 if in effect on the date hereof or the entering into any contract which cannot be assigned to Buyer or a permitted assignee of Buyer without the consent of a third Person.

            SECTION 6.5. THIRD PARTY CONSENTS. The ACME Entities shall use commercially reasonable efforts to obtain the consents of the other contracting parties to the transactions contemplated hereby to the extent required by the Station Agreements or Station Licenses requiring such consent. To the extent that transfer or assignment hereunder by Sellers to Buyer of any Station Agreement or Station License is not permitted or is not permitted without the consent of another Person, this Agreement shall not be deemed to constitute an undertaking to assign the same if such consent is not given or if such an undertaking otherwise would constitute a breach thereof or cause a loss of benefits thereunder. The ACME Entities shall use all commercially reasonable efforts to obtain any and all such third Person consents under all Station Agreements and Station Licenses; provided, however, that neither the ACME Entities nor Buyer shall be required to pay or incur any material cost or expense to obtain any third Person consent that the ACME Entities are not otherwise required to pay or incur in accordance with the terms of the applicable Station Agreement or Station License. If any such third Person consent, approval or waiver is not obtained before the Closing, the parties shall use reasonable efforts in good faith to cooperate, and to cause each of their respective Affiliates to cooperate, in effecting any lawful arrangement to provide to Buyer or its designated Affiliates the economic benefits of the Station Agreements or Station Licenses for which third Person consents, approvals, and waivers are being sought after Closing, and to have Buyer or its designated Affiliates assume and discharge the obligations under the Station Agreements or Station Licenses from and after the Closing Date.

            SECTION 6.6. ENVIRONMENTAL SITE ASSESSMENT. Within thirty (30) days of the execution of this Agreement, Buyer may obtain a Phase I Environmental Assessment for each of the parcels of Real Property (the "Environmental Assessment"). Such Environmental Assessment shall not relieve the ACME Entities of any obligation with respect to any representation, warranty or covenant of the ACME Entities in this Agreement or waive any condition to Buyer's obligations under this Agreement. The cost of completing the Environmental Assessment shall be paid by Buyer.

            SECTION 6.7. PUBLIC ANNOUNCEMENT. None of the ACME Entities, Buyer or any of their Affiliates shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law or by the rules, regulations or policies of any national securities exchange or association, in which case the other party shall be advised and the parties shall use reasonable efforts to cause a mutually agreeable release or announcement to be issued.

            SECTION 6.8. INTERIM FINANCIAL STATEMENTS. The ACME Entities shall deliver to Buyer, within five (5) business days of their preparation, copies of any monthly, quarterly or annual financial statements relating to the Business that may be prepared by them or any of their Affiliates during the period from the date hereof through the Closing Date. Such financial statements shall fairly present, in all material respects, the financial position and results of operations of the Business as at the dates and for the periods indicated, and shall be prepared on a basis consistent and in accordance with the basis upon which the financial statements included in Schedule 4.4 were prepared.

            SECTION 6.9. ADMINISTRATIVE VIOLATIONS. If the ACME Entities receive any finding, order, complaint, citation or notice prior to the Closing Date which states that any aspect of the Station's operations violates any rule or regulation of the FCC or of any other Governmental Body (an "Administrative Violation"), including, without limitation, any rule or regulation concerning environmental protection, the employment of labor, or equal employment opportunity, the ACME Entities shall, if such violation is material to the Business, promptly notify Buyer of the Administrative Violation and, whether or not such violation is material to the Business, the ACME Entities shall (i) if the allegation is valid, use reasonable efforts to remove or correct the Administrative Violation, and (ii) be responsible for the payment of all costs associated therewith, including any fines or back pay that may be assessed.

            SECTION 6.10. BULK SALES ACT. Buyer waives compliance by the ACME Entities, in connection with the transactions contemplated hereby, with the provisions of any applicable bulk transfer laws.

            SECTION 6.11. ADVERSE DEVELOPMENTS. The ACME Entities shall promptly notify Buyer of any unusual or materially adverse developments Known to the ACME Entities that occur prior to Closing with respect to the Purchased Assets or the operation of the Station or the Business unrelated to FCC proceedings generally relating to the television industry or general economic conditions; provided, however, that the ACME Entities' compliance with the disclosure requirements of this Section 6.11 shall not relieve the ACME Entities of any obligation with respect to any representation, warranty or covenant of the ACME Entities in this Agreement or waive any condition to Buyer's obligations under this Agreement.

            SECTION 6.12. NO SOLICITATION COVENANT.

            (a) From and after the date of this Agreement, the ACME Entities shall not, and shall use their respective best efforts to cause their respective Affiliates, representatives and agents (including, without limitation, investment bankers, attorneys and accountants) (collectively, their "Representatives") not to, directly or indirectly, through any officer, director, agent or otherwise, enter into, solicit, initiate, conduct or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals or offers by, or provide any information to, or otherwise cooperate in any other way with, any Person or group, other than Buyer and its representatives and agents, concerning (i) any sale of all or any portion of the Purchased Assets, the Business or the Station or the capital stock of ACME Television Missouri or the assets or properties of KPLR or the KPLR Business, individually or in any combination, to any Person other than Buyer, (ii) any merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction involving the Purchased Assets, the Business or the Station or the capital stock of ACME Television Missouri or the assets or properties of KPLR or the KPLR Business, individually or in any combination (other than the sale of the Purchased Assets to Buyer as contemplated by this Agreement or the sale of the capital stock of ACME Missouri Television to Buyer as contemplated by the KPLR Stock Purchase Agreement), or (iii) any transaction or transactions that would have an effect similar to the transactions described in

(i) or (ii) (any of (i), (ii) and (iii) being an "Alternative Proposal" and any Alternative Proposal to acquire substantially all of the assets of the Station (as contemplated by this Agreement) and the capital stock of ACME Television Missouri (as contemplated in the KPLR Stock Purchase Agreement), in one or more transactions, or any transaction or transactions that would have an effect similar to such transactions is referred to herein as a "Combined Alternative Proposal"). The ACME Entities agree not to release any third Person from, or waive any provision of, any confidentiality or standstill agreement to which they (or any of them) are a party with respect to sale of the Purchased Assets, the Business or the Station or the capital stock of ACME Television Missouri or the assets or properties of KPLR or the KPLR Business. The ACME Entities shall cease and cause to be terminated all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, any Alternative Proposal.

            (b) Notwithstanding anything in this Agreement to the contrary, nothing contained in this Section 6.12 will prohibit:

                  (i) the board of directors of Parent from complying with Rule
            14d-9 and Rule 14e-2 promulgated under the Securities Exchange Act of 1934; provided, however, that none of the ACME Entities nor their respective boards of directors shall approve or recommend an Alternative Proposal except pursuant to and in accordance with the following clause (ii); and

                  (ii) (A) the ACME Entities (or their Representatives) from engaging in discussions or negotiations with a third Person concerning an Alternative Proposal who (without any solicitation, initiation, encouragement, discussion or negotiation, directly or indirectly, by or with the ACME Entities or their Representatives after the date of this Agreement) seeks to initiate such discussions or negotiations, and furnishing such third Person information concerning the ACME Entities and their business, properties and assets if, and only to the extent that, (1) such Person has submitted a written Alternative Proposal to the board of directors of Parent which determines in good faith, following consultation with and after having received the advice of a nationally recognized firm of outside legal counsel and Parent's financial advisors, that such Alternative Proposal would reasonably be expected to result in a Superior Proposal; and (2) three business days before furnishing such information to or entering into discussions or negotiations with such Person, the ACME Entities (w) provide prompt, oral and written notice to Buyer to the effect that they are intending to furnish information to or enter into discussions or negotiations concerning an Alternative Proposal with such Person and identify such Person and the proposed material terms and conditions of such Alternative Proposal and promptly apprise Buyer of the status and details (including any amendments or proposed amendments) of any Alternative Proposal, (x) promptly provide to Buyer any information regarding the ACME Entities to be provided to any Person making an Alternative Proposal that was not previously provided to Buyer, (y) if requested by Buyer, negotiate in good faith with Buyer during such three business day period with respect to possible revisions to this Agreement so that the Alternative Proposal that may constitute a Superior Proposal, in light of such revisions to this


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
            Agreement, no longer would constitute a Superior Proposal and (z) receive from such Person an executed confidentiality agreement in reasonably customary form on terms not more favorable to such Person than the terms contained in the Confidentiality Agreement are to Buyer; and/or

                        (B) following the receipt by the ACME Entities of a
            Superior Proposal and a determination by the board of directors of Parent, in good faith, after receipt of advice from its outside legal counsel, that failure to accept such Superior Proposal would be inconsistent with its fiduciary duties to Parent's stockholders under applicable law, the ACME Entities from terminating this Agreement at any time after the fifth business day following Buyer's receipt of written notice from the ACME Entities that the ACME Entities have (y) received a Superior Proposal and (z) elected to terminate this Agreement pursuant to this Section 6.12(b)(ii)(B) (which notice must specify the material terms and conditions of such Superior Proposal and the Person making the Superior Proposal); provided that (1) the conditions set forth in clause (A) above have been satisfied, (2) prior to such termination, if requested by Buyer, the ACME Entities shall have negotiated in good faith with Buyer for such five business day period with respect to possible revisions to this Agreement so that the Alternative Proposal that constituted a Superior Proposal, in light of such revisions to this Agreement, no longer constitutes a Superior Proposal, (3) following any negotiations contemplated by clause (2) above, the board of directors of Parent, in good faith and after receipt of advice from its outside legal counsel and financial advisors, shall have determined that the Alternative Proposal continues to represent a Superior Proposal, (4) Parent and ACME Television, LLC shall have similarly exercised their rights to terminate the KPLR Stock Purchase Agreement under Section 6.11(b)(ii)(B) therein due to such Superior Proposal and (5) before or contemporaneously with such termination the ACME Entities pay to Buyer the amounts owed pursuant to Section 11.3(ii) of this Agreement and Section 12.3(ii) of the KPLR Stock Purchase Agreement, and provided, further that after Buyer's receipt of an initial notice of a Superior Proposal pursuant to this Section 6.12(b)(ii)(B), the ACME Entities shall be obligated to promptly notify Buyer of any material change in the terms of such Superior Proposal and may terminate this Agreement thereafter in accordance with the terms of this Section 6.12(b)(ii)(B) after having satisfied the provisions of this Section 6.12(b)(ii)(B) with respect to each such amended Superior Proposal, except that the five business days referred to above shall be reduced to three business days for any such change (but in no event shall the ACME Entities exercise their right to terminate pursuant to this Section 6.12(b)(ii)(B) fewer than ten business days following Buyer's receipt of the initial notice of such Superior Proposal).

            (c) For purposes of this Agreement, "Superior Proposal" means a Combined Alternative Proposal, made by a third Person, that the board of directors of Parent, acting consistent with its fiduciary duties, determines in good faith (after consultation with its outside legal counsel and financial advisor) (y) is reasonably capable of being consummated, taking into account all relevant legal, financial, regulatory and other aspects of the Combined Alternative

Proposal and the source of its financing, on the terms proposed, and (z) would result in a transaction more favorable to the ACME Entities and the holders of their respective equity interests than the transactions contemplated by this Agreement and the KPLR Stock Purchase Agreement considered on an aggregate basis.

            SECTION 6.13. COPIES OF FCC APPLICATIONS. The ACME Entities shall promptly deliver to Buyer copies of any applications filed with the FCC with respect to the Station upon filing the same with the FCC.

            SECTION 6.14. ESTOPPEL CERTIFICATES / NON-DISTURBANCE AGREEMENT.

            (a) The ACME Entities shall use commercially reasonable efforts to obtain, from the lessors under the Real Property Leases, executed versions of estoppel certificates in a form reasonably acceptable to Buyer.

            (b) Prior to the Closing, the ACME Entities shall obtain a non-disturbance agreement, in a form reasonably acceptable to Buyer, from Willamette Industries, Inc. and Entercom Portland, LLC, or their respective successors or assigns, as the case may be, in favor of the Company with respect to the lease for the High Camp Communications Site.

            SECTION 6.15. TITLE EXAMINATION; TITLE INSURANCE; SURVEYS.

            (a) Buyer may, at its expense, conduct a review and examination with respect to title of the Real Property, and the ACME Entities shall cooperate as reasonably necessary in completion of such review and examination. If any such review and examination reflects the existence of any defect, encumbrance, or other limitation with respect to any such title which would cause a material limitation or exclusion from the title insurance to be obtained under Section 6.15(b) (a "Title Defect"), the ACME Entities shall use commercially reasonable efforts to cause such Title Defect to be cleared or otherwise remedied prior to Closing.

            (b) Upon Buyer's request, the ACME Entities shall cooperate with Buyer to the extent necessary for Buyer to obtain the commitment of a title insurance company reasonably satisfactory to Buyer to issue ALTA 1992 Form extended coverage title insurance policies with a zoning endorsement insuring Buyer's interest in the Real Property (the "Title Commitment"). The costs of any Title Commitment and the policy to be issued pursuant to such Title Commitment shall be paid by Buyer.

            (c) Buyer, at its expense, may obtain surveys of the Real Property performed by surveyors reasonably acceptable to Buyer sufficient to remove any "survey exception" from the title insurance policies to be issued pursuant to the Title Commitment.

            SECTION 6.16. PERSONAL PROPERTY LEASES. Prior to the Closing, Parent shall cause Sellers to purchase from Wells Fargo Equipment Finance, Inc. and General Electric Capital Corporation the property leased under the leases with such entities referenced in Schedule 4.12 and take such other actions so that such property shall be conveyed by Sellers to Buyer at Closing pursuant to
Section 2.1(c) of this Agreement free and clear of all Encumbrances. Buyer shall have no Liability, through the proration provisions of Section 3.6 or


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
otherwise, for Sellers' obligations under such leases or with respect to the purchase of the property relating thereto.

            SECTION 6.17. LIEN REMOVAL. Prior to the Closing, the ACME Entities shall take all necessary action to remove any Encumbrances (except Permitted Encumbrances), including those referenced in Schedule 4.15, on the Purchased Assets.

                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

            SECTION 7.1. TAXES; SALES, USE AND TRANSFER TAXES.

            (a) The ACME Entities shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the ownership or operation of the Business, the Station or the Purchased Assets, in each case attributable to periods (or portions thereof) ending on or prior to the Closing Date. Buyer shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the ownership or operation of the Business, the Station or the Purchased Assets, in each case attributable to periods (or portions thereof) beginning after the Closing Date. For purposes of this Section 7.1(a), any period beginning before and ending after the Closing Date shall be treated as two partial periods, one ending on the Closing Date and the other beginning after the Closing Date.

            (b) Any sales, use or other transfer Taxes payable by reason of transfer and conveyance of the Business, the Station or the Purchased Assets hereunder and any documentary, stamp or transfer Taxes payable by reason of the real estate or interests therein included in the Purchased Assets shall be paid one-half by Buyer and one-half by the ACME Entities. Except as set forth in
Section 6.3, all fees relating to any filing with any Governmental Body required for transfer and conveyance of the Business, the Station or the Purchased Assets hereunder, other than amounts (including Taxes) owing to any Governmental Body as of the date hereof or with respect to events occurring prior to the date hereof, shall be paid one-half by Buyer and one-half by the ACME Entities.

            (c) The ACME Entities or Buyer, as the case may be, shall provide reimbursement for any Tax paid by the other party all or a portion of which is the responsibility of the ACME Entities or Buyer, as the case may be, in accordance with the terms of this Section 7.1. Within a reasonable time prior to the payment of any said Tax, the party paying such Tax shall give notice to the other party of the Tax payable and the portion which is the liability of each party, although failure to do so will not relieve the other party from its liability hereunder.

            (d) After the Closing Date, each of the ACME Entities and Buyer shall (and cause their respective Affiliates to):

                  (i) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing;

                  (ii) cooperate fully in preparing for any audits of, or
            disputes with taxing authorities regarding, any Tax Returns of the Business, the Station or the Purchased Assets;

                  (iii) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Business, the Station or the Purchased Assets;

                  (iv) provide timely notice to the other in writing of any
            pending or threatened Tax audits or assessments relating to Taxes of the Business, the Station or the Purchased Assets for taxable periods for which the other may have a liability under this Section 7.1; and

                  (v) furnish the other with copies of all correspondence
            received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.

            SECTION 7.2. EMPLOYEES; EMPLOYEE BENEFIT PLANS. (a) Buyer (or one or more of its Affiliates) will offer employment on the Closing Date to all active Station Employees (except for Station Employees identified by Buyer within sixty days after the date hereof, but in any event prior to the Closing, who shall be retained by Seller or one of its Affiliates) at the level of salary, wages and commissions, if applicable, comparable to similarly situated employees of Buyer and at the place of employment of each such employee immediately prior to the Closing Date. For purposes of the previous sentence, "active Station Employee" shall mean the Station Employees who are properly classified as actively at work at the Station on the Valuation Date or any Station Employee on approved maternity or paternity leave of absence as of the Valuation Date.

            (b) Each Station Employee who accepts employment with Buyer pursuant to Section 7.2(b) (referred to in this Agreement as a "Transferred Employee") shall be eligible to become a participant in such employee benefit plans (as such term is defined in Section 3(3) of ERISA) and such other programs and arrangements as may be provided to similarly situated employees of Buyer (other than the Tribune Company Employee Stock Ownership Plan) as soon as practicable following the closing; provided, however, that Transferred Employees will be eligible to participate in Buyer's group health plans immediately following the Closing without waiting periods or exclusion for pre-existing conditions. Buyer shall not be obligated to provide, nor shall assume any obligation or liability relating to, COBRA Coverage for any Station Employee or any beneficiary who incurs a qualifying event on or prior to the Closing Date. To the extent requested by a Transferred Employee, the ACME Entities shall permit a rollover, pursuant to Code Section 402(c), to Buyer's 401(k) Plan, in cash, of all of the individual account balances of such Transferred Employee under the ACME Entities' 401(k) Plan, including any outstanding plan participant loan receivables allocated to such accounts subject to compliance with the requirements of Buyer's 401(k) Plan.

            (c) The ACME Entities shall be solely responsible for the Employee Plans and all obligations and liabilities thereunder. Buyer shall not assume any of the Employee Plans or any obligation or liability thereunder. The ACME Entities shall be responsible for, and shall indemnify and hold harmless Buyer from and against any adverse consequences that Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by, any actions taken by the ACME Entities or their Affiliates or any ERISA Affiliate pursuant to Section 7.2(a) with respect to an Employee Plan.

            (d) Except as otherwise provided in Section 7.2, the ACME Entities will remain responsible for all claims under the applicable Employee Plans for health, accident, sickness, and disability benefits deemed incurred prior to the Closing Date by Station Employees regardless of whether payment is made after the Closing Date. For all purposes under such Employee Plans, Transferred Employees will be considered to have terminated employment with the ACME Entities or their Affiliates as of the Closing Date. For purposes of this
Agreement: (i) a claim for health benefits (including, without limitation, claims for medical, prescription drug and dental expenses) will be deemed to have been incurred on the date on which the related medical service or material was rendered to or received by the Station Employee claiming such benefit, (ii) a claim for sickness or disability benefits based on an injury or illness occurring on or prior to the Closing Date will be deemed to have been incurred prior to the Closing Date, and (iii) in the case of any claim for benefits other than health benefits and sickness and disability benefits (e.g., life insurance benefits), a claim will be deemed to have been incurred upon the occurrence of the event giving rise to such claims.

            (e) Any preexisting condition clause or waiting period in any of the health coverage (including medical, dental and disability coverage) included in Buyer's benefits programs shall be waived for the Transferred Employees to the extent such crediting does not result in the duplication of benefits. For purposes of any eligibility requirements, vesting requirements or differential benefit provisions based on length of service under any of Buyer's benefit programs (but not for purposes of pension benefit accruals), service of Transferred Employees with the ACME Entities or their Affiliates (or any predecessor thereof) will be treated as service with Buyer or its Affiliates. Buyer shall ensure that each Transferred Employee receives credit under any welfare benefit plan of Buyer or its Affiliates for any deductibles or co-payments paid by such Transferred Employee and his or her dependents for the calendar year in which the Closing Date occurs under a plan maintained by the ACME Entities or any Affiliate of the ACME Entities, subject to Buyer's receipt of such information within two months of the Closing Date. Buyer shall grant credit to each Transferred Employee for sick leave and vacation time in accordance with the policies of Buyer applicable generally to its similarly situated employees after treating service for an ACME Entity, any Affiliate of an ACME Entity, or any predecessor, as service for Buyer, subject to Buyer's receipt of such information within two months of the Closing Date. To the extent any claim with respect to vacation leave or sick leave accrued after the Closing Date or accrued prior to the Closing Date to the extent Buyer has received a credit under other provisions of this Agreement is lodged against an ACME Entity with respect to any Transferred Employee, Buyer shall indemnify, defend, and hold harmless the ACME Entities from and against any and all Losses, directly or indirectly, as a result of or based upon or arising from the same.

            (f) Buyer shall reimburse the ACME Entities for the costs of severance benefits for each Station Employee, to the extent provided for similarly situated employees under the Employee Plans, who does not receive an offer of employment from Buyer. During the six-month period following the Closing, Buyer will maintain a severance pay plan or policy for


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
Transferred Employees that provides benefits at least equal to the benefits provided for such employees under any severance pay plan or policy maintained by the ACME Entities immediately prior to the Closing. Schedule 4.22(a) sets forth the level of severance benefits provided by the ACME Entities under any severance pay plan or policy for such Transferred Employees.

            (g) Nothing contained herein, expressed or implied, is intended to confer upon any Station Employee any right to continued employment for any period of time by reason of this Agreement. Nothing contained herein is intended to confer upon any Station Employee any particular term or condition of employment.

            SECTION 7.3. CONTROL OF OPERATIONS PRIOR TO CLOSING DATE. Notwithstanding anything contained herein to the contrary, the Closing shall not be consummated prior to the grant of the FCC Consent. The ACME Entities and Buyer acknowledge and agree that at all times commencing on the date hereof and ending on the Closing Date, neither Buyer nor any of its employees, agents or representatives, directly or indirectly, shall, or have any right to, control, direct or otherwise supervise, or attempt to control, direct or otherwise supervise any of the management or operations of the Station, it being understood that the operation, management, control and supervision of all programs, equipment, operations and other activities of the Station shall be the sole responsibility, and at all times prior to the Closing Date remain within the complete control and discretion, of the ACME Entities, subject to the terms of Section 6.4 of this Agreement.

            SECTION 7.4. TAX-FREE EXCHANGE. (a) The ACME Entities acknowledge that Buyer may desire to make a qualified tax-deferred exchange of certain property of like-kind for certain of the Purchased Assets pursuant to and in accordance with Section 1031 of the Code. The ACME Entities shall cooperate, in good faith, as reasonably requested by Buyer, in enabling Buyer to effectuate such an exchange, including, without limitation, the assignment of the rights, but not the obligations, of Buyer pursuant to this Agreement to a "qualified intermediary" as defined in Treasury Regulation Section 1.1031(k)-1(g)(4). The ACME Entities' obligation to cooperate with Buyer in order to enable Buyer to effectuate a qualified, tax-deferred exchange is specifically conditioned upon the following conditions:

                  (i) All of the ACME Entities' rights and all of Buyer's
            obligations to the ACME Entities in respect of all other provisions of this Agreement (including the date for Closing) shall not be adversely affected (including a delay in the granting of the FCC Consent) by any such exchange, whether or not such exchange is consummated by Buyer;

                  (ii) The ACME Entities shall not in any way be liable to Buyer or any other party whatsoever for any failure of Buyer's proposed transaction to qualify as a tax-free exchange of like-kind property under the Code; and

                  (iii) The ACME Entities shall not bear any cost, expense or liability as a result of any such tax-deferred exchange and Buyer shall indemnify the ACME Entities from and against any such costs, expenses or liabilities.

            (b) If at any time Buyer determines not to effectuate the purchase of the Purchased Assets as part of a like-kind exchange, it shall promptly notify the ACME Entities of this fact. Within sixty (60) days following the Closing or such notification, whichever is later, Buyer and the ACME Entities shall negotiate and draft a schedule (the "Asset Allocation") allocating the consideration paid to the ACME Entities (including the Purchase Price and any adjustments thereto and the Assumed Liabilities) among the Purchased Assts. The Allocation Schedule shall be reasonable and shall be prepared in accordance with
Section 1060 of the Code and the Treasury Regulations thereunder. Buyer and the ACME Entities shall each deliver an executed copy of the agreed Asset Allocation to the other party. Buyer and Sellers shall each file IRS Form 8594, and all federal, state and local Tax Returns, in accordance with the Asset Allocation. Buyer and the ACME Entities each agree to provide the other promptly with any other information required to complete Form 8594. Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 7.4(b) shall survive the Closing for the full period of any applicable statute of limitations plus sixty (60) days.

            SECTION 7.5. COVENANT NOT TO COMPETE OR SOLICIT BUSINESS. In furtherance of the sale of the Purchased Assets to Buyer hereunder by virtue of the transactions contemplated hereby and more effectively to protect the value and goodwill of such Purchased Assets, the ACME Entities covenant and agree that:

                  (i) until the third anniversary of the Closing Date, neither the ACME Entities nor any of their Affiliates will, directly or indirectly (whether as principal, agent, independent contractor, partner or otherwise) own, manage, operate, control, provide consulting or management services for, or otherwise carry on, a television broadcast station similar to or competitive with the Business as conducted by Sellers as of the Closing Date (a "Competitive Business") anywhere within the Portland, Oregon Designated Market Area (as defined by Nielsen Media Research, Inc.); or

                  (ii) until the first anniversary of the Closing Date, neither the ACME Entities nor any of their Affiliates will induce or attempt to persuade any current employee, agent or customer of the Business to terminate such employment, agency or business relationship in order to enter into any such relationship on behalf of any Competitive Business;

provided, however, that nothing set forth in this Section 7.5 shall prohibit the ACME Entities or any of their Affiliates from owning not in excess of 5% in the aggregate of any class of capital stock of any corporation if such stock is publicly traded and listed on any national or regional stock exchange or included on the NASDAQ market system or similar system. In addition, the ACME Entities covenant and agree that neither they nor any of their Affiliates will divulge or make use of any trade secrets or other confidential information of the Business existing as of the Closing Date other than to disclose such secrets and information to Buyer or its Affiliates, except as required by applicable law or regulation or by legal process. In the event the ACME Entities or any of their Affiliates violate any of their obligations under this Section 7.5, Buyer may proceed against them in law or in equity for such damages or other relief as a court may deem appropriate. The ACME Entities acknowledge that a violation of this Section 7.5 may cause Buyer irreparable harm which may not be adequately compensated for by money damages. The

ACME Entities therefore agree that in the event of any actual or threatened violation of this Section 7.5, Buyer shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against the ACME Entities or such Affiliate of the ACME Entities to prevent any violations of this Section 7.5, without the necessity of posting a bond. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 7.5, any term, restriction, covenant or promise in this
Section 7.5 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

            SECTION 7.6. ACCOUNTS RECEIVABLE.

            (a) As soon as practicable after the Closing, the ACME Entities shall deliver to Buyer a complete and detailed list of all the Accounts Receivable. During the period beginning on the Closing Date and ending on the one hundred twentieth (120th) day after the Closing Date (the "Collection Period"), Buyer shall use commercially reasonable efforts, as Sellers' agent, to collect the Accounts Receivable in the usual and ordinary course of business, using the Station's credit, sales, and other appropriate personnel in accordance with customary practices which may include referral to a collection agency. Notwithstanding the foregoing, Buyer shall not be required to institute legal proceedings on Sellers' behalf to enforce the collection of any Accounts Receivable. Buyer shall not adjust any Accounts Receivable or grant credit without Sellers' written consent, and Buyer shall not pledge, secure, or otherwise encumber such Accounts Receivable or the proceeds therefrom, other than to the extent such pledge, security or encumbrance arises without any further action not specifically required by Buyer under Buyer's or its Affiliates' financing instruments or facilities in the ordinary course of business. On or before the tenth (10th) Business Day after the end of each calendar month during the Collection Period, Buyer shall remit to Sellers collections received by Buyer with respect to the Accounts Receivable, together with a report of all amounts collected with respect to the Accounts Receivable during, as the case may be, the period from the Closing or the beginning of such month through the end of such month, less any reasonable sales commissions or collection costs paid by Buyer in the ordinary course of its business during the respective periods with respect to those Accounts Receivable, plus any sales commission chargebacks taken by Buyer to the extent such sales commissions were previously deducted in determining the amount to be paid to Sellers hereunder.

            (b) Any payments received by Buyer during the Collection Period from any Person that is an account debtor with respect to any account disclosed in the list of Accounts Receivable delivered by Sellers to Buyer shall be applied first to the invoice designated by the account debtor and, if none, such payment shall be applied to the oldest account which is not disputed. Buyer shall incur no liability to the ACME Entities for any uncollected account, other than as a result of Buyer's breach of its obligations under this Section 7.6, in which case such liability shall not exceed the amount of the disputed Accounts Receivable. Prior to the end of the Collection Period, neither the ACME Entities, nor any agent of the ACME Entities, shall make any direct solicitation of the account debtors for payment. After the end of the Collection Period, Buyer shall deliver to Sellers all information for the accounts that remain uncollected, and Sellers shall have the right, at their expense, to assist and participate with Buyer in the collection of the unpaid Accounts Receivable.

            (c) At the end of the Collection Period, Buyer shall return to Sellers all files concerning the collection or attempts to collect the Accounts Receivable, and Buyer's responsibility for the collection of the Accounts Receivable shall cease.

            SECTION 7.7. THE DAILY BUZZ. From and after Closing, neither Buyer nor the Station shall have any obligation to air or fund any portion of The Daily Buzz, a program produced by the ACME Entities or its Affiliates and currently shown on stations owned or operated, directly or indirectly, by the ACME Entities. The programming contract for The Daily Buzz is an Excluded Asset and listed on Schedule 2.2(g) to this Agreement.

                                  ARTICLE VIII

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

            The obligations of Buyer under this Agreement to consummate the Closing shall, at the option of Buyer, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

            SECTION 8.1. NO MISREPRESENTATION OR BREACH OF COVENANTS AND Warranties.

            (a) There shall have been no material breach by any ACME Entity in the performance of any of its respective covenants and agreements contained herein.

            (b) Each of the representations and warranties of the ACME Entities contained or referred to herein that is not qualified as to materiality or Material Adverse Effect shall be true and correct in all material respects on the Closing Date as though made on the Closing Date (except to the extent that they expressly speak as of a specific date or time other than the Closing Date, in which case they need only have been true and correct in all material respects as of such specified date or time), and each of the representations and warranties of the ACME Entities contained or referred to herein that is qualified as to materiality or Material Adverse Effect shall be true and correct in all respects on the Closing Date as though made on the Closing Date, except in any case for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer.

            (c) The ACME Entities shall have delivered to Buyer certificates, dated as of the Closing Date, signed on behalf of each ACME Entity by its respective President or any Vice President, certifying that the conditions described in subsections (a) and (b) above have been satisfied.

            SECTION 8.2. NO RESTRAINT OR LITIGATION.

            (a) Any applicable waiting period under the HSR Act shall have expired or have been terminated and there shall not be in effect any preliminary or permanent injunction or other order, decree or ruling by a court of competent jurisdiction or by a Governmental Body, no statute, rule, regulation or executive order shall have been promulgated or enacted by a Governmental Body and there shall not be in effect any temporary restraining order of a court of competent jurisdiction, which, in any case, restrains or prohibits the transactions contemplated hereby.

            (b) There shall not be in existence any suit, action, proceeding or investigation instigated by a Governmental Body before any court or governmental agency or body to prohibit the transactions contemplated by this Agreement.

            SECTION 8.3. FCC CONSENT.

            (a) The FCC Consent shall have been granted, without any condition or qualification which is materially adverse to Buyer or to the operations of the Station, provided that if a petition to deny or other third-party objection is filed with the FCC prior to the date on which the FCC Consent is issued and becomes a Final Order, and such petition or objection is not withdrawn as of such date and in the reasonable judgment of Buyer's counsel such objection would reasonably be expected to result in a reversal or rescission of the FCC Consent, then Buyer's obligation to effect the Closing shall be subject to the further condition that the FCC Consent shall have become a Final Order.

            (b) Conditions which the FCC Consent, Final Order or any other order, ruling or decree of any judicial or Governmental Body specifies and requires to be satisfied prior to transfer of the Station Licenses to Buyer shall have been satisfied.

            SECTION 8.4. CLOSING DOCUMENTS. The ACME Entities shall deliver to Buyer all of the closing documents specified in Section 3.4(a), all of which documents shall be dated as of the Closing Date, duly executed and in a form customary in transactions of this type and reasonably acceptable to Buyer.

            SECTION 8.5. THIRD PARTY CONSENTS. Sellers shall have obtained all consents required under the Station Agreements set forth on Schedule 8.5 in connection with the consummation of the transactions contemplated by this Agreement, such that after the Closing Buyer will continue to enjoy all of their rights and privileges under such Station Agreements subject only to the same obligations as are currently binding thereunder, pursuant to the present terms thereof.

            SECTION 8.6. CLOSING OF KPLR TRANSACTION. The closing of the KPLR Purchase shall occur simultaneously with the Closing.

                                   ARTICLE IX

            CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACME ENTITIES

            The obligations of the ACME Entities under this Agreement to consummate the Closing shall, at the option of the ACME Entities, be subject to the satisfaction on or prior to the Closing Date, of the following conditions:

            SECTION 9.1. NO MISREPRESENTATION OR BREACH OF COVENANTS AND Warranties.

            (a) There shall have been no material breach by Buyer in the performance of any of its respective covenants and agreements contained herein.

            (b) Each of the representations and warranties of Buyer contained or referred to herein that is not qualified by materiality shall be true and correct in all material respects on the Closing Date as though made on the Closing Date (except to the extent that they expressly speak as of a specific date or time other than the Closing Date, in which case they need only have been true and correct in all material respects as of such specified date or time), and each of the representations and warranties of Buyer contained or referred to herein that is qualified as to materiality shall be true and correct in all respects on the Closing Date as though made on the Closing Date, except in any case for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by the ACME Entities or any transaction contemplated by this Agreement.

            (c) Buyer shall have delivered to the ACME Entities a certificate dated as of the Closing Date and signed on behalf of each Buyer by its President or any Vice President, certifying that the conditions described in subsections
(a) and (b) above have been satisfied.

            SECTION 9.2. NO RESTRAINT OR LITIGATION.

            (a) Any applicable waiting period under the HSR Act shall have expired or been terminated and there shall not be in effect any preliminary or permanent injunction or other order, decree or ruling by a court of competent jurisdiction or by a Governmental Body, no statute, rule, regulation or executive order shall have been promulgated or enacted by a Government Body and there shall not be in effect any temporary restraining order of a court of competent jurisdiction, which, in any case, restrains or prohibits the transactions contemplated hereby.

            (b) There shall not be in existence any suit, action, proceeding or investigation instigated by a Governmental Body before any court or governmental agency or body to prohibit the transactions contemplated by this Agreement.

            SECTION 9.3. FCC CONSENT. The FCC Consent shall have been granted, without any condition or qualification which is materially adverse to the ACME Entities, notwithstanding that it may not have yet become a Final Order.

            SECTION 9.4. CLOSING DOCUMENTS. Buyer shall deliver to the ACME Entities all of the closing documents specified in Section 3.4(b), all of which documents shall be dated as of the Closing Date, duly executed and in a form customary in transactions of this type and reasonably acceptable to Sellers.

            SECTION 9.5. CLOSING OF KPLR TRANSACTION. The closing of the KPLR Purchase shall occur simultaneously with the Closing.

                                    ARTICLE X

                                 INDEMNIFICATION

            SECTION 10.1. INDEMNIFICATION BY THE ACME ENTITIES. The ACME Entities agree jointly and severally to indemnify and hold harmless each Buyer Group Member from and against any and all Loss and Expense incurred by such Buyer Group Member in connection with or arising from:

                  (i) any breach by the ACME Entities of, or any other failure of the ACME Entities or their respective Affiliates to perform, any of their covenants, agreements or obligations in this Agreement or in any ACME Ancillary Agreement (determined without regard to materiality or Material Adverse Effect qualifiers);

                  (ii) any breach of any warranty or the inaccuracy of any
            representation of the ACME Entities contained or referred to in this Agreement or any certificate delivered by or on behalf of the ACME Entities pursuant hereto (determined without regard to materiality or Material Adverse Effect qualifiers);

                  (iii) the failure of the ACME Entities to perform and
            discharge any Excluded Liabilities; or

                  (iv) notwithstanding any waiver by Buyer pursuant to Section
            6.10 hereof, any failure to comply with the provisions of any bulk sales law applicable to the transactions contemplated hereby;

provided, however, that the ACME Entities shall not be required to indemnify and hold harmless pursuant to clause (ii) with respect to Loss and Expense incurred by Buyer Group Members until the aggregate amount of all such Loss and Expense exceeds $250,000 and then only to the extent that the aggregate amount of all such Loss and Expense exceeds $125,000 and, provided, further, that the aggregate amount that the ACME Entities shall be required to indemnify and hold harmless pursuant to clause (ii) with respect to Loss and Expense incurred by Buyer Group Members shall not exceed $20,000,000. The indemnification provided for in this Section 10.1 shall terminate twelve (12) months after the Closing Date (and no claims shall be made by any Buyer Group Member under this Section
10.1 thereafter), except that the indemnification by the ACME Entities shall continue in any event as to:

            (A) the covenants of the ACME Entities set forth in this Agreement, as to all of which no time limitation shall apply, unless otherwise stated herein;

            (B) the covenants of the ACME Entities set forth in Section 7.5, which shall terminate one year after the expiration of the noncompetition period provided for therein;

            (C) the representations and warranties contained in Sections 4.7 and 4.23, the covenants of the ACME Entities set forth in Sections 7.1 and 7.4(b) and clause (iv) of this

      Section 10.1, as to all of which no time limitation shall apply other than the full period of any applicable statute of limitations plus sixty (60) days;

            (D) the representations and warranties contained in Sections 4.3(b),
      4.15 and 4.26 and any Loss or Expense incurred by any Buyer Group Member in connection with or arising out of the matters described in clause (iii) of this Section 10.1, as to which no time limitation shall apply; and

            (E) any Loss or Expense of which any Buyer Group Member has notified the ACME Entities in accordance with the requirements of Section 10.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 10.1, as to which the obligation of the ACME Entities shall continue until the liability of the ACME Entities shall have been determined pursuant to this Article X, and the ACME Entities shall have reimbursed all Buyer Group Members for the full amount of such Loss and Expense in accordance with this Article X.

            SECTION 10.2. INDEMNIFICATION BY BUYER. Buyer agrees to indemnify and hold harmless each ACME Group Member from and against any and all Loss and Expense incurred by such ACME Group Member in connection with or arising from:

                  (i) any breach by Buyer, or any other failure of Buyer to
            perform, any of its covenants, agreements or obligations in this Agreement or in any Buyer Ancillary Agreement (determined without regard to materiality qualifiers);

                  (ii) any breach of any warranty or the inaccuracy of any
            representation of Buyer contained or referred to in this Agreement or any certificate delivered by or on behalf of Buyer pursuant hereto (determined without regard to materiality qualifiers); or

                  (iii) the failure of Buyer to perform or discharge any of the
            Assumed Liabilities and Buyer's (or any successor's or assignee's) operation of the Business and/or the ownership and/or use of the Purchased Assets after the Closing Date;

provided, however, that Buyer shall not be required to indemnify and hold harmless pursuant to clause (ii) with respect to Loss and Expense incurred by ACME Group Members until the aggregate amount of all such Loss and Expense exceeds $250,000 and then only to the extent that the aggregate amount of all such Loss and Expense exceeds $125,000. The indemnification provided for in this
Section 10.2 shall terminate twelve (12) months after the Closing Date (and no claims shall be made by any ACME Group Member under this Section 10.2 thereafter), except that the indemnification by Buyer shall continue in any event as to:

            (A) the covenants of Buyer set forth in this Agreement, as to all of which no time limitation shall apply, unless otherwise stated herein;

            (B) the covenants of Buyer set forth in Sections 7.1 and 7.4(b) as to which no time limitation shall apply other than the full period of any applicable statute of limitations plus sixty (60) days;

            (C) the representations and warranties contained in Sections 5.2(b) and 5.4 and any Loss or Expense incurred by any ACME Group Member in connection with or arising out of the failure of Buyer to perform any Assumed Liabilities, as to which no time limitation shall apply; and

            (D) any Loss or Expense of which any ACME Group Member has notified Buyer in accordance with the requirements of Section 10.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 10.2, as to which the obligation of Buyer shall continue until the liability of Buyer shall have been determined pursuant to this
      Article X, and Buyer shall have reimbursed all ACME Group Members for the full amount of such Loss and Expense in accordance with this Article X.

            SECTION 10.3. NOTICE OF CLAIMS. (a) If any Buyer Group Member (with respect to Section 10.1) or any ACME Group Member (with respect to Section 10.2) believes that it has suffered or incurred any Loss or incurred any Expense, such Buyer Group Member or ACME Group Member, as the case may be (the "Indemnified Party"), shall so notify the parties obligated to provide indemnification to such Indemnified Party (the "Indemnitor") promptly in writing describing such Loss or Expense, the amount thereof, if known, and the method of computation of such Loss or Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement or any certificate delivered pursuant hereto in respect of which such Loss or Expense shall have occurred (a "Claim Notice"); provided, however, that the omission by the Indemnified Party to give notice as provided herein shall not relieve the Indemnitor of its indemnification obligation under this Article X except to the extent that such omission results in a failure of actual notice to the Indemnitor and such Indemnitor is materially damaged as a result of such failure to give notice. If any action at law or suit in equity is instituted by or against a third Person with respect to which any Indemnified Party intends to claim any liability or expense as Loss or Expense under this Article X, such Indemnified Party shall promptly notify the Indemnitor of such action or suit as specified in this
Section 10.3.

            (b) After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this
Article X shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Losses and Expenses suffered by it.

            SECTION 10.4. THIRD PERSON CLAIMS. (a) Subject to Section 10.4(b), the Indemnified Party shall have the right to conduct and control, through one separate counsel (plus appropriate local counsel) of its choosing, the defense, compromise or settlement of any third Person claim, action or suit against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder, and in any such case the Indemnitor shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnified Party in connection therewith; provided, that the Indemnitor may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit as to which the Indemnified Party has so elected to conduct and control the defense thereof; and provided further that the Indemnified Party shall not, without the written consent of the Indemnitor (which written consent shall not be unreasonably withheld), pay, compromise or settle any such claim, action or suit, except that no such consent shall be required if, following a written request from the Indemnified Party, the Indemnitor shall fail, within fourteen (14) days after the making of such request, to acknowledge and agree in writing that, if such claim, action or suit shall be adversely determined, such Indemnitor has an obligation to provide indemnification hereunder to such Indemnified Party. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such claim, action or suit without such consent, provided that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless such consent is unreasonably withheld.

            (b) If any third Person claim, action or suit against any Indemnified Party is solely for money damages or, where the ACME Entities are the Indemnitor, will have no continuing effect in any material respect on the Purchased Assets or Buyer or its Affiliates or their respective businesses, assets or operations, then the Indemnitor shall have the right to conduct and control, through counsel of its choosing and at its own expense, the defense, compromise or settlement of any such third Person claim, action or suit against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder if the Indemnitor has acknowledged and agreed in writing that, if the same is adversely determined, the Indemnitor has an obligation to provide indemnification to the Indemnified Party in respect thereof, and in any such case the Indemnified Party shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith; provided, that the Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit as to which the Indemnitor has so elected to conduct and control the defense thereof. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such claim, action or suit, provided that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless the Indemnified Party shall have sought the consent of the Indemnitor to such payment, settlement or compromise and such consent was unreasonably withheld, in which event no claim for indemnity therefor hereunder shall be waived.

            SECTION 10.5. LIMITATIONS. (a) In any case where an Indemnified Party recovers from third Persons any amount in respect of a matter with respect to which an Indemnitor has indemnified it pursuant to this Article X, such Indemnified Party shall promptly pay over to the Indemnitor the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid by the Indemnitor to or on behalf of the Indemnified Party in respect of such matter and (ii) any amount reasonably expended by the Indemnitor in pursuing or defending any claim arising out of such matter.

            (b) Except in claims of common law fraud or except for equitable or specific performance remedies, remedies that cannot be waived as a matter of law and injunctive and provisional relief, if the Closing occurs, this Article X shall be the exclusive remedy for breaches of this Agreement (including any covenant, obligation, representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement).

            (c) To the extent of any inconsistency between this Article X and
Section 7.1(c), the provisions of Section 7.1(c) shall control.

            (d) Each party agrees to use its commercially reasonable efforts to mitigate any Loss and Expense that forms the basis for any claim for indemnification hereunder.

            (e) In no event shall a party be entitled to indemnification for such party's incidental, consequential or punitive damages.

                                   ARTICLE XI

                            TERMINATION AND REMEDIES

            SECTION 11.1. TERMINATION.

            (a) Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing:

                  (i) by the mutual written consent of the ACME Entities and
            Buyer;

                  (ii) by the ACME Entities in the event of a material breach by
            Buyer of any of its agreements, representations or warranties contained in this Agreement or if any of the representations or warranties of Buyer contained in this Agreement shall have been inaccurate in any material respect when made, and the failure of Buyer to cure such breach within thirty (30) days after receipt of written notice from the ACME Entities requesting such breach to be cured;

                  (iii) by Buyer in the event of a material breach by the ACME
            Entities of any of their respective agreements, representations or warranties contained in this Agreement or if any of the representations or warranties of the ACME Entities contained in this Agreement shall have been inaccurate in any material respect when made, and the failure of the ACME Entities to cure such breach within thirty (30) days after receipt of written notice from Buyer requesting such breach to be cured;

                  (iv) by the ACME Entities or Buyer if any court of competent jurisdiction in the United States or other United States Governmental Body shall have issued a final and non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

                  (v) by Buyer, pursuant to the provisions of Section
            12.13(a)(ii) hereof;

                  (vi) by Buyer, pursuant to the provisions of Section 12.13(b)
            hereof;

                  (vii) by the ACME Entities or Buyer if the Closing shall not have occurred within one year after the date of this Agreement (or such later date as may be mutually agreed to by the ACME Entities and Buyer); provided, however, that the right to terminate this Agreement under this Section 11.1(a)(vii) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or resulted in, the failure of the Closing to occur prior to such date; and

                  (viii) by the ACME Entities as contemplated by Section
            6.12(b)(ii)(B).

            SECTION 11.2. NOTICE OF TERMINATION. Any party desiring to terminate this Agreement pursuant to Section 11.1 shall give notice of such termination to the other party to this Agreement.

            SECTION 11.3. EFFECT OF TERMINATION. In the event that this Agreement shall be terminated pursuant to this Article XI, all further obligations of the parties under this Agreement (other than the provisions of Sections 12.2 and 12.10) shall be terminated without further liability of any party to the other; provided that

                  (i) nothing herein shall relieve any party from liability for any breach of this Agreement;

                  (ii) if this Agreement is terminated pursuant to Section
            11.1(a)(viii), the ACME Entities shall pay Buyer $2,700,000, by wire transfer of same day funds before or contemporaneously with such termination, as liquidated damages as full and final settlement of all claims of Buyer under this Agreement and there shall be no further remedies of Buyer hereunder; provided that, if at or prior to such termination by the ACME Entities pursuant to Section 11.1(a)(viii) any of the ACME Entities have materially breached
            Section 6.12 of this Agreement, such fee and expenses described above shall not constitute liquidated damages or full and final settlement of all claims of Buyer and neither the provisions of this
            Section 11.3(ii) nor the payment or receipt of the fees and expenses described above shall limit Buyer's remedies hereunder for such breach; and

                  (iii) if (A) the Agreement is terminated by the ACME Entities pursuant to Section 11.1(a)(ii), (B) at the time of such termination all of the conditions contained in Articles VIII and IX to the parties' respective obligations to consummate the Closing have been satisfied (or upon delivery of the certificates described in Sections 8.1 and 9.1 would be satisfied) or waived by the party entitled to the benefit thereof or such conditions have not been satisfied solely by reason of Buyer's wrongful failure to fulfill its obligations under this Agreement, (C) notwithstanding a request by the ACME Entities to consummate the Closing, Buyer violates its obligations under
            Section 3.1 to consummate the Closing, and (D) no ACME Entity is otherwise in material breach hereunder, then Buyer shall pay to the ACME Entities, taken as a whole, an amount equal to $2,200,000 plus the ACME Entities shall be entitled to the Escrow Deposit, together with 50% of all interest and other proceeds from the investment of the Escrow Deposit; Buyer and the Escrow Agent, respectively, shall make such payments within five (5) business days after the ACME Entities' notice of termination to Buyer and the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement, as liquidated damages as full and final settlement of all claims of the ACME Entities under this Agreement and there shall be no further remedies of the ACME Entities hereunder.

            SECTION 11.4. LIQUIDATED DAMAGES NOT A PENALTY. With respect to the liquidated damages provided for in Section 11.3, the ACME Entities and Buyer agree that neither the damage that may be suffered by Buyer if this Agreement is terminated pursuant to Section 11.1(a)(viii) nor the damage that may be suffered by the ACME Entities if the transactions contemplated by this Agreement are not consummated as a result of Buyer's wrongful failure to close hereunder in accordance with Section 11.3(iii), is readily ascertainable and as such liquidated damages on the date hereof are a reasonable estimate of such damages and are intended to compensate the injured party(ies) for any such damage and are not intended to be construed as a penalty.

                                   ARTICLE XII

                               GENERAL PROVISIONS

            SECTION 12.1. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND OBLIGATIONS. All representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement; provided, however, that, except as otherwise provided in Article X or herein, the representations and warranties contained in Articles IV and V of this Agreement shall terminate twelve (12) months after the Closing Date. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, the representations and warranties contained in Sections 4.3(b), 4.15, 4.26, 5.2(b) and 5.4 shall survive without limitation and the representations and warranties contained in Sections 4.7 and 4.23 shall survive for the full period of any applicable statute of limitations plus sixty
(60) days. Except as otherwise provided herein, no claim shall be made for the breach of any representation or warranty contained in Article IV or V after the date on which such representations and warranties terminate as set forth in this Section.

            SECTION 12.2. CONFIDENTIAL NATURE OF INFORMATION. Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, in the event the transactions contemplated hereby shall not be consummated, each party will, upon request, return to or destroy the other party all copies of nonpublic documents and materials which have been furnished in connection therewith. Without limiting the right of either party to pursue all other legal and equitable rights available to it for violation of this Section
12.2 by the other party, it is agreed that other remedies cannot fully compensate the aggrieved party for such a violation of this Section 12.2 and that the aggrieved party shall be entitled to injunctive relief to prevent a violation or continuing violation hereof.

            SECTION 12.3. GOVERNING LAW. This Agreement and the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware without reference to its choice of law rules.

            SECTION 12.4. NOTICES. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or by messenger or facsimile (or, with respect to facsimiles, if not sent on a business day, on the first business day after) or 24 hours after having been sent by registered or certified mail or when delivered by private courier addressed as follows:

            If to Buyer, to:

            Tribune Broadcasting Company
            435 North Michigan Avenue
            Chicago, Illinois 60611
            Attention: President
            Facsimile:  312-222-3203

            with copies to:

            Tribune Company
            435 North Michigan Avenue
            Chicago, Illinois 60611
            Attention:  Senior Vice President and General Counsel
            Facsimile:  312-222-4206

            and

            Sidley Austin Brown & Wood
            Bank One Plaza
            Chicago, Illinois 60603
            Attention:  Larry A. Barden
            Facsimile:  312-853-7036

            If to the ACME Entities, to:

            ACME Communications, Inc.
            2101 East Fourth Street
            Suite 202
            Santa Ana, California 92705
            Attention: Thomas Allen
            Facsimile:  714-245-9494
            with a copy to:

            O'Melveny & Myers LLP
            1999 Avenue of the Stars, 7th Floor
            Los Angeles, California  90067
            Attention:  Allison M. Keller
            Facsimile:  310-246-6779

or to such other address as such party may indicate by a notice delivered to the other parties hereto.

            SECTION 12.5. SUCCESSORS AND ASSIGNS.

            (a) The rights of any party under this Agreement shall not be assignable by such party hereto prior to the Closing without the written consent of the other parties hereto. Notwithstanding the foregoing, (i) Buyer may assign all or a part of its rights under this Agreement prior to the Closing to a "qualified intermediary" within the meaning of Treasury Regulation Section 1.1031(k)-1(g)(4) without the prior written consent of the ACME Entities; provided, however that Buyer shall remain primarily liable for all of its obligations under this Agreement, (ii) either party may assign from all or a part of its rights under this Agreement to an Affiliate of the assigning party, and (iii) either party may assign all or a part of its rights under this Agreement in the case of a merger, consolidation or change of control.

            (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 12.5 any right, remedy or claim under or by reason of this Agreement.

            SECTION 12.6. ACCESS TO RECORDS AFTER CLOSING.

            (a) For a period of six years after the Closing Date, the ACME Entities and their representatives shall have reasonable access to all of the books and records of the Business transferred to Buyer hereunder to the extent that such access may reasonably be required by the ACME Entities in connection with matters relating to or affected by the operations of the Business prior to the Closing Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. The ACME Entities shall be solely responsible for any costs or expenses incurred by them pursuant to this Section 12.6(a). If Buyer shall desire to dispose of any of such books and records prior to the expiration of such six-year period, it shall, prior to such disposition, give the ACME Entities a reasonable opportunity, at the ACME Entities' expense, to segregate and remove such books and records as the other party may select.

            (b) For a period of six years after the Closing Date, Buyer and its representatives shall have reasonable access to all of the books and records relating to the Business which the ACME Entities or any of their Affiliates may retain after the Closing Date. Such access shall be afforded by the ACME Entities and their Affiliates upon receipt of reasonable advance notice and during normal business hours. Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 12.6(b). If the ACME Entities or any of their Affiliates shall desire to dispose of any of such books and records prior to the expiration of such six-year period, the ACME Entities shall, prior to such disposition, give Buyer a reasonable opportunity, at Buyer's expense, to segregate and remove such books and records as the other party may select.

            SECTION 12.7. ENTIRE AGREEMENT; AMENDMENTS. This Agreement, the Exhibits and Schedules referred to herein and the other documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or intents between or among any of the parties hereto. The parties hereto, by mutual agreement in writing, may amend, modify and supplement this Agreement.

            SECTION 12.8. INTERPRETATION. Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Any items disclosed in the Schedules shall be referenced to the applicable Section and subsection, if applicable, of the Agreement to which such items relate. Any references in this Agreement to "herein," "hereto," "hereof," "herewith" or "hereunder" shall be to this Agreement as a whole. As used in this Agreement, the word "including" is not limiting and the word "or" is not exclusive. Whenever the word "dollar" or the symbol "$" is used in this Agreement, such word or symbol shall mean United States dollars. All parties have participated in the negotiation and review of this Agreement and no provision of this Agreement shall be construed more strictly against any party. All remedies provided for hereunder are cumulative except as otherwise provided in this Agreement.

            SECTION 12.9. WAIVERS. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

            SECTION 12.10. EXPENSES. Except as otherwise expressly provided herein, each of the ACME Entities and Buyer will pay all of its own respective costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.

            SECTION 12.11. PARTIAL INVALIDITY. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

            SECTION 12.12. EXECUTION IN COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties and delivered to each of the ACME Entities and Buyer.

            SECTION 12.13. RISK OF LOSS; DAMAGE TO FACILITIES.

            (a) Risk of Loss. The risk of loss or damage to the Purchased Assets shall be on the ACME Entities prior to the Closing Date and thereafter shall be on Buyer. Notwithstanding anything in this Agreement to the contrary, including, without limitation, Section 10.1, if any of the Purchased Assets is damaged or destroyed prior to the Closing Date (any such event being referred to as an "Event of Loss") and such Event of Loss shall materially affect the operations of the Station, and repair or replacement cannot be accomplished by the scheduled Closing Date but can be accomplished within 30 days after that date, the ACME Entities may postpone the Closing Date for that 30-day period in order to undertake such repair or replacement; if, however, the repair or replacement cannot be accomplished within that 30-day period, Buyer may elect:

                  (i) to consummate the Closing and accept all the Purchased
            Assets as is, in which event the ACME Entities shall assign to Buyer at the Closing all of their rights under any insurance policies and to all insurance proceeds covering that Event of Loss (less amounts due to the assigning party for repairs or replacements of the property prior to the Closing); or

                  (ii) to terminate this Agreement without liability on the part of the ACME Entities or Buyer.

If the Closing Date is postponed beyond the time specified in Section 11.1(a)(vii), the parties shall amend their application to the FCC to request an extension of the date of Closing.

            (b) Failure of Broadcast Transmission. The ACME Entities shall give prompt written notice to Buyer if the regular broadcast transmissions of the Station in the normal and usual manner are interrupted or discontinued. If such interruption occurs for more than seventy-two (72) hours, whether or not consecutive, during any period of thirty (30) consecutive days, then Buyer may, at its option: (i) terminate this Agreement without liability on the part of the ACME Entities or Buyer, or (ii) proceed with the Closing in the manner set forth in Section 12.13(a)(i).

            SECTION 12.14. NO THIRD PARTY BENEFICIARIES. The ACME Entities and Buyer do not intend by the execution, delivery or performance of this Agreement to confer a benefit upon any Person not a party to this Agreement.

            SECTION 12.15. CONFIDENTIALITY AGREEMENT. Subject to the provisions of Section 6.12, the provisions of the Non-Disclosure Agreement dated January 24, 2001, as amended November 14, 2002, between Tribune Company and Parent (the "Confidentiality Agreement"), shall remain in full force and effect through the Closing and shall not be superseded by the terms of this Agreement unless and until the Closing occurs; provided, however, that in the event that the Closing occurs, such Confidentiality Agreement shall automatically be terminated and be of no further force or effect.

            SECTION 12.16. PERFORMANCE BY SELLERS. On behalf of Sellers, Parent hereby covenants and agrees to take all necessary action to cause Sellers to discharge, perform, comply and otherwise satisfy their obligations under this Agreement.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                          ACME COMMUNICATIONS, INC.


                                          By:
                                              --------------------------------
                                          Name:
                                                ------------------------------
                                          Title:
                                                 -----------------------------


                                          ACME TELEVISION OF OREGON, LLC

                                          By:
                                              --------------------------------
                                          Name:
                                                ------------------------------
                                          Title:
                                                 -----------------------------


                                          ACME TELEVISION LICENSES OF OREGON,
                                          LLC

                                          By:
                                              --------------------------------
                                          Name:
                                                ------------------------------
                                          Title:
                                                 -----------------------------



                                          TRIBUNE BROADCASTING COMPANY

                                          By:
                                              --------------------------------
                                          Name:
                                                ------------------------------
                                          Title:
                                                 -----------------------------



                                          TRIBUNE DENVER RADIO, INC.


                                          By:
                                              --------------------------------
                                          Name:
                                                ------------------------------
                                          Title:
                                                 -----------------------------

                                    EXHIBIT A

ACME ENTITY CORPORATE OPINIONS (TO BE GIVEN BY O'MELVENY & MYERS LLP)

      1. Each of ACME Television of Oregon, LLC and ACME Television Licenses of Oregon, LLC is a limited liability company duly formed and validly existing in good standing under the laws of the State of Delaware.

      2. The execution, delivery and performance by ACME Television of Oregon, LLC and ACME Television Licenses of Oregon, LLC of the Asset Purchase Agreement and each of the ACME Ancillary Agreements to which it is a party have been duly authorized by all necessary action under the Delaware Limited Liability Company Act and the organizational documents described on Exhibit A on the part of ACME Television of Oregon, LLC and ACME Television Licenses of Oregon, LLC, and the Asset Purchase Agreement and each of the ACME Ancillary Agreements to which it is a party has been duly executed and delivered by each of ACME Television of Oregon, LLC and ACME Television Licenses of Oregon, LLC.

      3. The execution, delivery and performance of the Asset Purchase Agreement and each of the ACME Ancillary Agreements to which ACME Communications, Inc. is a party have been duly authorized by all necessary corporate action on the part of ACME Communications, Inc., and the Asset Purchase Agreement and each of the ACME Ancillary Agreements to which it is a party has been duly executed and delivered by ACME Communications, Inc.

      4. The Asset Purchase Agreement and each of the ACME Ancillary Agreements constitutes the legally valid and binding obligation of each ACME Entity that is a party to such agreement, enforceable against such ACME Entity in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

                                    EXHIBIT B

ACME ENTITY FCC OPINIONS (GIVEN BY DICKSTEIN SHAPIRO MORIN & OSHINSKY LLP)


      1. ___________________ has been authorized by the FCC to hold the FCC licenses, permits and authorizations as listed in Exhibit A hereto (the "FCC Licenses"). All of such FCC Licenses are in full force and effect. The FCC Licenses include all FCC licenses, permits and authorizations issued by the FCC under Part 73 of the FCC `s rules necessary to operate the Station on the frequencies and in the communities of license listed in Exhibit A.

      2. To our knowledge, the FCC Licenses are not subject to any condition or requirement, other than conditions or requirements that appear on the face of the FCC Licenses or pertain to the FCC Licenses under generally applicable rules or policies of the FCC

      3. The FCC has granted its consent to the assignment of the Station to Buyer (the "FCC Consent"). The time within which any party in interest other than the FCC may seek administrative or judicial reconsideration or review of such consent has expired and, to our knowledge, no petition for such reconsideration or review was timely filed with the FCC or with a court of competent jurisdiction. The time set forth in the FCC rules within which the FCC may review such consent on its own motion has expired and, to our knowledge, the FCC has not undertaken such review.

      4. Except for rulemaking proceedings or similar proceedings of general applicability to entities such as the Companies or to facilities such as the Station, to our knowledge, there is not now pending any action or proceeding by or before the FCC with respect to the Station or the FCC Licenses.

                                    EXHIBIT C

BUYER OPINIONS (TO BE GIVEN BY MARK HIANIK, BUYER INTERNAL COUNSEL)

      1. Each of Tribune Broadcasting Company and Tribune Denver Radio, Inc. (each a "Buyer Entity") is a corporation duly formed and validly existing in good standing under the laws of the State of Delaware.

      2. The execution, delivery and performance by each Buyer Entity of the Asset Purchase Agreement and each of the Buyer Ancillary Agreements to which it is a party have been duly authorized by all necessary corporate action on the part of such Buyer Entity, and the Asset Purchase Agreement and each of the Buyer Ancillary Agreements to which it is a party has been duly executed and delivered by such Buyer Entity.

      3. The Asset Purchase Agreement and each of the Buyer Ancillary Agreements constitutes the legally valid and binding obligation of each Buyer Entity that is a party to such agreements, enforceable against such Buyer Entity in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.